UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Clearwire Corporation

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EXPLANATORY NOTE
     The purpose of this amendment to our Proxy Statement previously filed on April 30, 2010 is solely to correct certain typographical errors found in the “Beneficial Ownership of Common Stock” table and related footnotes, found on pages 20 to 23 of the Proxy Statement.

2010 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwire Corporation will be held at the

WOODMARK HOTEL
Marina Room
1200 Carillon Point
Kirkland, Washington 98033

on June 15, 2010, at 8:00 A.M.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of Clearwire Corporation, a Delaware corporation, which we refer to as the Company or Clearwire. The Annual Meeting will be held on Tuesday, June 15, 2010 at 8:00 a.m., Pacific Daylight Time at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033 for the following purposes:

1.	To elect the thirteen director candidates described in the proxy statement to serve until the next Annual Meeting or until their respective successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 16, 2010. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

In accordance with the rules approved by the Securities and Exchange Commission, we will send a Notice of Internet Availability of Proxy Materials on or about April 30, 2010, and will provide access to our proxy materials over the Internet, beginning on April 30, 2010, for the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on the record date.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by Internet or telephone as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

On Behalf of the Board of Directors

Broady R. Hodder
Secretary

Kirkland, Washington
April 30, 2010

i

CLEARWIRE CORPORATION
4400 CARILLON POINT
KIRKLAND, WASHINGTON 98033

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2010

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Clearwire, which we refer to as the Board of Directors or the Board, for use at our 2010 Annual Meeting. In this proxy statement, references to “Clearwire,” the “Company,” “we,” “us,” “our” and similar expressions refer to Clearwire Corporation, unless the context of a particular reference provides otherwise.

2010 Annual Meeting Date and Location

Clearwire’s 2010 annual meeting will be held at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, on Tuesday, June 15, 2010, at 8:00 a.m., Pacific Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. References in this proxy statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Explanatory Note Regarding Transactions with Sprint and Strategic Investors

On November 28, 2008, Clearwire Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire; Sprint Nextel Corporation, which we refer to as Sprint; Comcast Corporation, which we refer to as Comcast; Time Warner Cable Inc., which we refer to as Time Warner Cable; Bright House Networks, LLC, which we refer to as Bright House Networks; Google Inc., which we refer to as Google; and Intel Corporation, which we refer to as Intel. In this proxy statement, we refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. Each of Sprint, Eagle River Holdings, LLC, which we refer to as Eagle River, and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, that contains certain provisions regarding our corporate governance and the composition of our Board of Directors. In this proxy statement we refer to the completion of the Transactions as the Closing.

Delivery of Proxy Materials

We made these materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2010 Annual Meeting. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about April 30, 2010, we will mail a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the proxy statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most street-name stockholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Procedural Matters

Only stockholders of record as of the close of business on April 16, 2010, will be entitled to receive notice of, to attend, and to vote at the Annual Meeting on the basis of one vote for each share of Clearwire Class A common stock, which we refer to as Class A Common Stock, held and one vote for each share of Clearwire Class B common stock, which we refer to as Class B Common Stock, held. On April 16, 2010, there were 202,013,373 shares of Class A Common Stock outstanding, held of record by 146 stockholders and 743,481,026 shares of Class B Common Stock outstanding held of record by 15 stockholders. Stockholders do not have cumulative voting rights.

Voting Procedures

Registered Stockholders:  Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 14, 2010.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 14, 2010.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

Street-name Stockholders:  Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

•	By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Vote Required

A plurality of the votes that could be cast by holders of shares of Class A Common Stock and Class B Common Stock, which we refer to together as Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting is required to elect each of the nominees for director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the annual meeting, is required to ratify the appointment of Deloitte & Touche LLP, which we refer to as Deloitte & Touche, as our independent registered public accountants.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by Broadridge Financial Solutions, Inc.

Effect of an Abstention and Broker Non-Votes

The presence, in person or by duly submitted proxy, of the holders of a majority in total number of votes of the issued and outstanding shares of Voting Capital Stock entitled to vote at the 2010 Annual Meeting is necessary to constitute a quorum in order to transact business at such meeting. Abstentions and, as there is at least one “routine” matter for consideration at the 2010 Annual Meeting, “broker non-votes,” if any, will be included in the calculation of the number of shares present at the 2010 Annual Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held by a broker, trustee or nominee that are not voted because the broker, trustee or nominee does not have discretionary voting power on a particular proposal and does not receive voting instructions from the beneficial owner of the shares. Brokers will not be allowed to vote shares as to which they have not received voting instructions from the beneficial owner with respect to Proposal No. 1 (the election of directors). Accordingly, broker non-votes will not be counted as a vote for or against this proposal. For shares as to which they have not received voting instructions from the beneficial owner, brokers will be able to vote on Proposal No. 2 (ratification of Deloitte & Touche as our independent registered public accountants for 2010), as this is considered a “routine” matter for which brokers have discretionary voting power.

Vote Confidentiality

Clearwire has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms, and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to stockholders and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 7:30 a.m., Pacific Daylight Time, and you will be asked to present a valid picture identification and proof of Clearwire stock ownership as of the record date. If you hold Clearwire stock in a brokerage account (“street name”), you must bring a copy of a brokerage account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1

ELECTION OF DIRECTORS

Clearwire’s business and affairs are managed under the direction of our Board of Directors, which is currently comprised of thirteen (13) members. The size of our Board shall not be less than five (5) and not more than thirteen (13) as fixed from time to time by the Board or by the stockholders as provided in our by-laws, which we refer to as the Clearwire Bylaws.

Thirteen directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders, or until their successors are elected and qualified. All of the nominees are currently serving as directors. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

The Equityholders’ Agreement provides for the nomination by each of Eagle River, Intel, Sprint, and the Strategic Investors as a group, of a certain number of members of our Board of Directors as described under the section of titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement,” beginning on page 40 of this proxy statement. Thus, our director nomination process is largely driven by our corporate governance structure. All director nominees, whether nominated by the Nominating and Governance committee or the Strategic Investors, should have appropriate skills and characteristics required of Board members, assessed in the context of the perceived needs of the Board at the time. In selecting candidates, the Nominating and Corporate Governance Committee and the Board take diversity into account, seeking to ensure a representation of diverse perspectives and experience, although the Company’s nominating procedures and policies do not prescribe specific standards for diversity.

Unless a director resigns or is removed, each director elected will hold office for the longer of one year or until that director’s successor is elected and qualified.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Name	Position With Clearwire	Age	Nominated by
Craig O. McCaw	Chair	60	Eagle River

Arvind Sodhani	Director	55	Intel

Jose A. Collazo	Director	66	Sprint

Keith O. Cowan	Director	53	Sprint

Steven L. Elfman	Director	54	Sprint

Daniel R. Hesse	Director	56	Sprint

Frank Ianna	Director	61	Sprint

Brian P. McAndrews	Director	51	Sprint

John W. Stanton	Director	54	Sprint

Dennis S. Hersch	Director	63	Strategic Investors

Theodore H. Schell	Director	65	Strategic Investors

Peter L.S. Currie	Director	53	Nominating Committee

William (Bill) T. Morrow	Director	50	Strategic Investors and Intel

The following is a brief biography of each of our directors and a description of specific experiences, qualifications and skills considered by our Board:

Craig O. McCaw.  Mr. McCaw has served as the Chairman of Clearwire Corporation’s board of directors since November 2008. Mr. McCaw served as Old Clearwire’s Chairman since he founded Old Clearwire in October 2003 through the Merger Closing. Previously, Mr. McCaw served as Old Clearwire’s President from November 2003 to January 2004, Chief Executive Officer from January 2004 until May 2006 and as Old Clearwire’s Co-Chief Executive Officer from May 2006 to January 2007. Since May 2000, Mr. McCaw has served as a director and Chairman of ICO Global Communications (Holdings) Limited. Mr. McCaw is also the Manager, sole Member and Chief Executive Officer of Eagle River Investments, LLC, a director and Chief Executive Officer of Eagle River, Inc., and Chief Executive Officer of Eagle River Holdings and its affiliates, which are private investment companies that focus on strategic investments in the communications industry. Mr. McCaw is a former director of Nextel Communications, Inc. and XO Communications, Inc., formerly known as NEXTLINK Communications, Inc.

Mr. McCaw was nominated to continue to serve as a director due to his experience as a chief executive officer for public and private companies, his current and past public company director experience, his extensive experience in the wireless telecommunications industry and his lengthy experience with and contributions to the Company, which include founding Old Clearwire.

Arvind Sodhani.  Mr. Sodhani has served as director of Clearwire Corporation since April 2010. He is executive vice president of Intel Corporation and president of Intel Capital. He was elected an Intel vice president in May 1990, served as senior vice president from 2005 to 2007 and was promoted to executive vice president in December 2007. He joined Intel in 1981 as assistant treasurer of Intel Europe, was promoted to the position of assistant treasurer of the corporation in August, 1984 and was named treasurer in July 1988. As Intel’s treasurer, Mr. Sodhani was responsible for treasury, investor relations, corporate credit, mergers and acquisitions, post contracts management and risk management. He became president of Intel Capital in March 2005. Intel Capital, Intel’s strategic investment arm, directing the company’s external investments, mergers and acquisitions in support of Intel’s strategic objectives. Mr. Sodhani served as a member of the NASDAQ Stock Market, Inc. board of directors from 1997 — 2007, and on the board of directors of Old Clearwire from September 2006 to December 2007. He currently serves on the board of directors for SMART Technologies, Inc.

Mr. Sodhani was nominated to serve as a director due to his experience as an executive officer for a public company, his current and past public company director experience, and his more than 20 years’ experience in the handling of Intel’s strategic investments.

Jose A. Collazo.  Mr. Collazo has served as a director of Clearwire Corporation since November 2008. Mr. Collazo joined I-9 Compliance, LLC in January 2009 as the Vice Chairman and President. He served as President — Products and Partners of BT Global Services, a division of BT Group plc, from October 2007 to January 2009. Previously, Mr. Collazo served as Chairman, Chief Executive Officer and President of Infonet Services Corporation, a provider of international data, fax and voice communications solutions, from 1971.

Mr. Collazo was nominated to continue to serve as a director due to his experience as a chief executive officer for a public company in the telecommunications industry, his current and past public company director experience, his status as an independent director and his experience with both the high growth computer services environment and value added data communication services.

Keith O. Cowan.  Mr. Cowan has served as a director of Clearwire Corporation since November 2008. He has served as President — Strategic Planning and Corporate Initiatives of Sprint since July 2007. Before joining Sprint, Mr. Cowan served as Executive Vice President of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials, from January 2007 until July 2007. Previously, he served in various positions at BellSouth Corporation from May 1996 until January 2007. Those positions included: Chief Field Operations Officer (2006); President,

Marketing and Product Management (2005); President, Interconnection Services (2004); Chief Planning and Development Officer (2001-2003); and Vice President, Corporate Development (1996-2000). Before joining BellSouth Corporation, Mr. Cowan was a partner at the law firm of Alston & Bird in Atlanta.

Mr. Cowan was nominated to continue to serve as a director due to his experience as an executive at a national telecommunications company, more than 10 years additional experience at one of the former Bell operating companies, and his experience as a partner at a leading Atlanta based law firm.

Steven L. Elfman.  Mr. Elfman has served as a director of Clearwire Corporation since January 2009. Mr. Elfman joined Sprint in May 2008 and currently serves as President of Network Operations and Wholesale at Sprint. From July 2003 to May 2008, Mr. Elfman served as President and Chief Operating Officer of Motricity and previously served as Executive Vice President of Infospace Mobile. He also served as Executive Vice President of Operations at Terabeam from May 2000 until May 2003 and as Chief Information Officer at AT&T Wireless from June 1997 to May 2000.

Mr. Elfman was nominated to continue to serve as a director due to his experience as a Chief Information Officer and Chief Operating Officer for a number of leading organizations in the wireless telecommunications and mobile data technology sectors, his current and past public company director experience, and his demonstrated leadership in building systems and organizations to support mission critical reliability for mobile and computer information systems.

Daniel R. Hesse.  Mr. Hesse has been a director of Clearwire Corporation since November 2008. He has served as Chief Executive Officer, President and director of Sprint since December 2007. He served as Chairman, President and Chief Executive Officer of Embarq Corporation from May 2006 to December 2007. From June 2005 to May 2006, Mr. Hesse was President of Sprint’s local telecommunications business. He served as Chairman, President and Chief Executive Officer of Terabeam Corporation, a Seattle-based communications company, from March 2000 to June 2004. Prior to that, he served as President and Chief Executive Officer of AT&T Wireless Services, a division of AT&T, from 1997 to 2000.

Mr. Hesse was nominated to continue to serve as a director due to his experience as a chief executive officer for a public company, his current and past public company director experience, his more than 25 years’ experience in the telecommunications industry, and his strong background in management and business administration.

Frank Ianna.  Mr. Ianna has served as a director of Clearwire Corporation since November 2008. He has served as Chief Executive Officer and a director of Attila Technologies LLC, a Stevens Institute of Technology Technogenesis Company, since 2007. He has also served as a consultant to McCreight & Company, Inc., a strategy implementation consulting firm. Mr. Ianna served as President of AT&T Network Services from 1998 until his retirement in 2003 and he previously held various executive and senior management positions at AT&T from 1990 until 1998 and various management and staff positions at AT&T from 1972. Mr. Ianna has been a director of Tellabs, Inc. since 2004 and Sprint Nextel Corporation since March 2009.

Mr. Ianna was nominated to continue to serve as a director due to his experience as CEO of wireless communications company, his current and past public company director experience, and his 30 years’ experience in the U.S. telecommunications industry.

Brian P. McAndrews.  Mr. McAndrews has served as a director of Clearwire Corporation since February 2009. He has served as Managing Director of the Madrona Venture Group since September 2009. Until December 2008, Mr. McAndrews served as a Senior Vice President of Advertiser and Publisher Solutions at Microsoft Corporation. Mr. McAndrews served as the Chief Executive Officer and President of aQuantive Inc. from September 1999 until its acquisition by Microsoft in August 2007. From February 1990 to September 1999, Mr. McAndrews worked for ABC Inc., holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network and eventually becoming Executive Vice President and General Manager for ABC Sports. From 1984 to 1989, he

served as a product manager for General Mills Inc. Mr. McAndrews previously served as a director of Blue Nile, Inc. from 2007 until 2007, and he currently serves as a director of Fisher Communications Inc., WhitePages.com Inc. and for United Way of King County.

Mr. McAndrews was nominated to continue to serve as a director due to his experience as a chief executive officer for a public company in the technology industry, his current and past public company director experience, his status as an independent director and his digital media experience.

John W. Stanton.  Mr. Stanton has served as a director of Clearwire Corporation since November 2008. He has served as Managing Director of Trilogy Partners LLC, a private investment firm, Trilogy International Partners LLC, an operator of wireless systems in South and Central America, and Trilogy Equity Partners LLC, an investor in small wireless-related companies, since 2005. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. Mr. Stanton was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation (“T-Mobile USA”), from 1994 to 2004 and was Chief Executive Officer of T-Mobile USA from 1998 to 2003. Mr. Stanton is a member of the board of directors of Columbia Sportswear, Inc., a manufacturer of active outdoor apparel and footwear, and Hutchison Telecommunications International Limited, an international provider of telecommunication services.

Mr. Stanton was nominated to continue to serve as a director due to his experience as a chief executive officer for public and private companies, his current and past public company director experience, and his extensive experience in the telecommunications industry in the U.S. and Southeast Asia.

Dennis S. Hersch.  Mr. Hersch has served as a director of Clearwire Corporation since November 2008. Mr. Hersch is President of N.A. Property, Inc., a real estate and investment entity, and has held such position since February 2008. He was a Managing Director of JPMorgan Securities, Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005. He is also a director of Limited Brands, Inc.

Mr. Hersch was nominated to continue to serve as a director due to his experience in the investment banking industry, his lengthy experience as a partner at a leading New York law firm, his recognized expertise on mergers and acquisitions, and his current and past public company director experience.

Theodore H. Schell.  Mr. Schell has served as a director of Clearwire Corporation since January 2009. Mr. Schell is currently a Managing Director at Liberty Associated Partners LP (“Liberty”), a private equity firm focusing on all aspects of media and telecommunications. Prior to joining Liberty, he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications, wireless and related technology companies. Mr. Schell is also a founder of Enforta, a Russian WiMAX Operator. Prior to joining Apax, Mr. Schell served for 11 years at Sprint Corporation as its Senior Vice President for Strategy and Corporate Development. Before joining Sprint, Mr. Schell was the founder, President and Chief Executive Officer of Realcom Communications Corporation, established in 1983. From 2000 through December 2005 he served as a director of Time Warner Telecom, and from 2005 through March 2009 served as a director of RCN Corporation. Mr. Schell is currently a member of the board of Comverse Technologies Inc.

Mr. Schell was nominated to continue to serve as a director due to his experience as an executive officer for public and private companies, his current and past public company director experience, and his experience in the media, financial services and telecommunications industries.

Peter L.S. Currie.  Mr. Currie has served as a director of Clearwire Corporation since December 2008. He served as a director of Old Clearwire from 2005 until November 2008 and is currently President of Currie Capital LLC. From 2002 to 2005, he was a Managing Member of General Atlantic LLC, a worldwide private equity investment company. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as Executive Vice President and Chief Administrative Officer of Netscape Communications from 1995 to 1999, and held various positions, including Executive Vice president and Chief Financial Officer, of McCaw Cellular Communications, Inc. from 1989 to 1995. Prior to joining McCaw Cellular, he held various positions at Morgan Stanley & Co. Incorporated where he joined in 1982. He is also a director of Schlumberger Ltd.

Mr. Currie was nominated to continue to serve as a director because he has extensive board and committee experience at both public and private companies, including serving as a director for the Company and for Old Clearwire. He served as Chief Financial Officer of two public companies and has had senior positions in investment banking, venture capital and private equity. He brings extensive executive experience and strong financial and operational expertise to the Board.

William T. Morrow.  Chief Executive Officer. Mr. Morrow has served as our Chief Executive Officer since March 9, 2009. Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company, from July 1, 2007 to September 1, 2008, and from August 15, 2006 to June 30, 2007, he served as its President and Chief Operating Officer. From May 1, 2006 to July 31, 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 1, 2005 to April 30, 2006, he served as President of Vodafone KK in Japan. From February 1, 2004 to March 31, 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 21, 2001 to January 31, 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is a director of Broadcom Corporation and Openwave Systems Inc.

Mr. Morrow was nominated to continue to serve as a director due to his ongoing contributions to the Company as its Chief Executive Officer, his experience as a chief executive officer for other public and private companies, his current and past public company director experience, and his extensive experience in the telecommunications industry in the U.S., Europe and Japan.

CORPORATE GOVERNANCE

Director Independence; Controlled Company

As of March 31, 2010, Sprint beneficially owns approximately 56% of the outstanding voting power of Clearwire. In addition, the Investors collectively own approximately 29% and Eagle River owns approximately 4% of the outstanding voting power of our Common Stock. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the Board of Directors by Sprint, Eagle River and the Investors.

As a result of the combined voting power of Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

We have elected to use these exemptions available to controlled companies.

Regardless of whether a company is a “controlled company,” the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable Securities and Exchange Commission, which we refer to as the SEC, rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement.

Additionally, at least one member of the audit committee must have past employment experience in financial or accounting, requisite professional certificate in accounting, or other comparable experience or background which results in the individual’s “financial sophistication,” including being or having been a senior officer with financial oversight responsibilities. A company listing in connection with its initial public offering is allowed to phase in its compliance with these audit committee requirements by having: (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing.

Board of Directors

The information relating to our Board of Directors set forth in the section titled “Proposal 1 — Election of Directors” on page 4 of this proxy statement is incorporated by reference into this section.

Code of Ethics

The Company has adopted the Clearwire Code of Conduct and Ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board of Directors. The Code of Conduct and Ethics is available on the corporate governance page of the Company’s website at www.clearwire.com, under “Investor Relations” or in hard copy upon request to the Corporate Secretary. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Board Leadership Structure

Our Board of Directors is led by the Chairman of the Board. This role is not occupied by the person serving as our Chief Executive Officer. The Board of Directors has determined that having a non-executive director serve as our Chairman of the Board is in the best interest of the Company’s stockholders at this time. Craig McCaw currently serves as the Chairman of the Board, and Bill Morrow currently serves as our Chief Executive Officer and sits on the Board. The Board feels that this division is appropriate because it believes that our Chief Executive Officer’s responsibility is the day-to-day management of the Company, while the primary responsibility of our Board is to oversee the Chief Executive Officer’s performance of his function and to provide oversight of the management of the Company. Having different individuals serve as the Chairman, on the one hand, and the Chief Executive Officer, on the other, allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board of Directors does not however have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of the Company to make the determination regarding how to fulfill these functions based on the position and direction of the Company and the membership of the Board of Directors at the pertinent time.

Board’s Role in Risk Oversight

The Board believes that effective risk management and control processes are critical to the Company’s ability to predict and manage the challenges that the Company faces. Management is responsible for implementing Clearwire’s risk assessment and management functions and for reporting to the Board on its processes and assessments with respect to the management of risk. The Board, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. The Audit Committee monitors the processes by which management assesses and manages risk. The Chief Financial Officer and the Vice President of Risk Management each meet with, or provide reports to, Clearwire’s Audit Committee at least once per quarter as well as separately with the Committee throughout the year on a periodic basis without other members of management present. The Vice President of Risk Management meets at least once per quarter with the Audit Committee, as appropriate, to review the Company’s enterprise risk profile and other risk topics. In addition, the Chief Financial Officer meets at least quarterly with the Audit Committee or the full Board to discuss Clearwire’s market risk, liquidity risk, financial results and financial forecasts. The Compensation Committee assesses the risks that Clearwire’s overall compensation goals and objectives, as well as its senior executive, corporate incentive and any other programs that are reasonably likely to create a material risk to the Company. Throughout the year, strategic presentations and operational and financial updates to the Board or its Committees typically address associated risks.

Board Meetings and Committees

During the last fiscal year, which started on January 1, 2009 and ended on December 31, 2009, the Board of Directors held a total of 14 meetings. The Company encourages all incumbent directors and nominees for director to attend the Annual Meeting.

In accordance with the Equityholders’ Agreement, we have established four committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Network Oversight Committee. To the extent that our Board of Directors delegates any authority to any other committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Each such existing committee is governed by a written charter, and a current copy of each such charter is available to our stockholders on our website at http://www.clearwire.com.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of Clearwire as well as its affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others, and the system of internal controls which management and our Board of Directors have established. The Audit Committee oversees the independent registered public accountants, including their independence and objectivity. However, the Audit Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent registered public accountants. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of legal counsel and the advisors.

The Audit Committee currently consists of three directors, including the independent director designated by our Nominating and Governance Committee. Messrs. Currie, Schell and Stanton currently serve as our Audit Committee members, and Mr. Currie serves as the Chair of the Audit Committee. Our Board of Directors has determined that Messrs. Currie, Schell and Stanton are “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules. Our Board of Directors has determined that Mr. Currie qualifies as an “audit committee financial expert” under the federal securities laws and each member of the Audit Committee has the “financial sophistication” required under the NASDAQ Marketplace Rules.

Pursuant to the Equityholders’ Agreement, the approval of a majority of the Audit Committee will be required to approve any matter before the Audit Committee.

Report of the Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2009 and the independent registered public accountants’ report on those financial statements, with our management and with Deloitte & Touche, our independent registered public accountants. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accountants. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the

Audit Committee concerning independence and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2010. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

AUDIT COMMITTEE

Peter L.S. Currie (Chair)
Theodore H. Schell
John W. Stanton

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to Old Clearwire and us for the audit and other services provided by Deloitte & Touche during the years ended December 31, 2009 and 2008 (in thousands):

	2009	2008

Audit Fees:(1)	2,919	3,866
Audit Related Fees(2)	93	636
Tax Fees(3)	381	115
All Other Fees	—	—

Total Fees	$3,393	$4,617

(1)	Audit Fees: This category represents fees for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, subsidiary audits performed in connection with statutory or regulatory requirements, and fees incurred in conjunction with the preparation of SEC registration statements, a November 2009 bond offering, inventory testing, and merger related services.

(2)	Audit-related Fees: This category represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including attest services not required by statute or regulations.

(3)	Tax Fees: This category represents tax compliance and tax advisory services, including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

All audit and non-audit services provided by Deloitte &Touche to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accountant is allowed to provide; and

•	The services are brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the audit committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

Compensation Committee

The primary responsibilities of the Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under each of our stock compensation plans.

Except as provided under the Equityholders’ Agreement, the Compensation Committee may delegate authority to review and approve the compensation of Clearwire’s employees to certain of Clearwire’s executive officers, including with respect to stock option or stock appreciation rights grants made under each of Clearwire’s stock option plans, stock compensation plans or stock appreciation rights plans.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, the Compensation Committee has sole authority to, among other things, determine compensation for the Chief Executive Officer of Clearwire and Clearwire Communications LLC, which we refer to as Clearwire Communications, and all executive officers of Clearwire and Clearwire Communications who report directly to the Chief Executive Officer.

In accordance with the Equityholders’ Agreement, the Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and an independent director. Messrs. McAndrews, McCaw, Hesse and Currie currently serve as our Compensation Committee members, and Mr. McAndrews serves as Chair of the Compensation Committee. Our Board of Directors has determined that Messrs. McAndrews and Currie are “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules.

Nominating and Governance Committee

The Nominating and Governance Committee assists Clearwire’s Board of Directors with respect to: the organization, membership, and function of the Board of Directors, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board of Directors, corporate governance principles applicable to Clearwire and, Clearwire’s policies and programs that relate to matters of corporate responsibility. The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format, and frequency of the meetings. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the Nominating and Governance Committee, when considering a potential candidate, does factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the nature, composition and duties of the committees of the Board of Directors. The Nominating and Governance Committee reviews and considers stockholder recommended candidates for nomination to the Board of Directors. The Board of Directors has established a policy whereby stockholders may propose nominees for consideration by the Nominating and Governance Committee by submitting the names and other relevant information to the Corporate Secretary at the following address: Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, Clearwire’s Nominating and Governance Committee consists of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. Messrs. McCaw, Hesse, Cowan, Hersch and Sodhani currently serve as our Nominating and Governance Committee members, and Mr. Hersch serves as the Chair of the Nominating and Governance Committee. Our Board of Directors has determined that Mr. Hersch is “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules.

Network Oversight Committee

The Network Oversight Committee was established by the Board of Directors in November 2009. The primary responsibilities of the Network Oversight Committee are to monitor the progress of, and to provide general advisory responsibility for, the planning and implementation of the buildout of the Corporation’s nationwide wireless broadband network in the United States. The Committee periodically reports to the Board as to the status of the buildout in order to assist the Company in achieving buildout performance objectives.

In accordance with to the Equityholders’ Agreement and subject to certain limitations and qualifications, Clearwire’s Network Oversight Committee consists of five members, including two of Sprint’s designated directors, and a director designated by each of Intel, Eagle River and the Strategic Investor Group. Messrs. Elfman, Ianna, McCaw, Schell and Sodhani currently serve as our Network Oversight Committee members, and Mr. Schell serves as the Chair of the Network Oversight Committee.

Compensation of the Board of Directors

Compensation Program for Non-Employee Directors

The current Clearwire director compensation policy was adopted in January 2009. Directors receive an initial restricted stock unit award and follow-on annual stock awards. In addition, the Chairman receives an annual cash retainer of $75,000, plus additional cash compensation of $5,000 per board meeting and $1,000 per committee meeting. The Audit Committee Chair receives an annual cash retainer of $50,000 plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. The Compensation and Governance Committee Chairs each receive an annual cash retainer of $45,000 plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. All other directors receive an annual cash retainer of $35,000 plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. Compensation is paid out quarterly and directors are also reimbursed for actual out-of-pocket expenses.

Mr. Morrow does not participate in the compensation program for non-employee directors. He is compensated as an Executive Officer, as described in the section “Compensation of Executive Officers”. Fees earned by Messrs. Cowan, Elfman and Hesse were paid to their employer, Sprint Nextel Corporation and fees earned by Mr. Maloney were paid to his employer, Intel Corporation, as per the terms of the Equityholders’ Agreement.

Fiscal 2009 Compensation for Non-Employee Directors

The following table sets forth fiscal 2009 compensation for non-employee directors.

		Stock	Option
	Fees Earned or	Awards	Awards
Name	Paid in Cash ($)(1)	($) (2)	($)	Total ($)
Jose A. Collazo	59,000	99,500	-	158,500
Keith O. Cowan	65,000	-	-	65,000	(3)
Peter L.S. Currie	127,000	99,500	-	226,500
Steven L. Elfman	59,542	-	-	59,542	(3)
Dennis S. Hersch	92,500	99,500	-	192,000
Daniel R. Hesse	70,000	-	-	70,000	(3)
Frank Ianna	63,000	99,500	-	162,500
Sean M. Maloney	45,000	-	-	45,000	(4)
Brian P. McAndrews	55,917	100,750	-	156,667
Craig O. McCaw	125,877	199,000	-	324,877
Theodore H. Schell	59,542	99,500	-	159,042
John W. Stanton	101,000	99,500	-	200,500

(1)	Amounts in this column represent retainers, meeting fees and chair fees.

(2)	Amounts in this column represent the dollar amounts recognized for financial statement reporting purposes for fiscal 2009, in accordance with Accounting Standards Codification Topic 718 (ASC 718), Stock Compensation, formerly SFAS 123R, which is also equal to the grant date fair value of the awards.

(3)	A total of $194,542 earned by Messrs. Cowan, Elfman and Hesse was paid directly to their employer, Sprint Nextel Corporation, in accordance with the terms of the Equityholders’ Agreement.

(4)	A total of $45,000 earned by Mr. Maloney was paid directly to his employer, Intel Corporation, in accordance with the terms of the Equityholders’ Agreement.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, and the Clearwire Bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, which we refer to as the DGCL. It also contains provisions that provide for the indemnification of directors of Clearwire for third-party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Clearwire Charter states that Clearwire shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Further, on December 4, 2008, we entered into indemnification agreements with each of our directors and executive officers then in office, which we refer to as the Indemnification Agreements. Additionally, all director and executive officers joining us after that date have also executed

Indemnification Agreements. Under the Indemnification Agreements, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. The Indemnification Agreements provide indemnification in addition to the indemnification provided by the Clearwire Charter, the Clearwire Bylaws and applicable law. Among other things, the Indemnification Agreements indemnify each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreements, we are not obligated to indemnify the director or executive officer: (1) for claims initiated by the director or executive officer, (2) for claims relating to payment of profits in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (3) if a final court decision determines that such indemnification is not lawful, and (4) if the director or executive officer did not act in good faith or the best interest of Clearwire, engaged in unlawful conduct, or is adjudged to be liable to Clearwire.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, which we refer to as the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Officers

The following sets forth certain information as of April 30, 2010, about Clearwire’s current executive officers, with respect to their service as executive officers of Clearwire.

Name	Age	Position
William T. Morrow	50	Chief Executive Officer
G. Michael Sievert	40	Chief Commercial Officer
Erik E. Prusch	43	Chief Financial Officer
Kevin T. Hart	43	Chief Information Officer
Laurent J. Bentitou	42	Chief People Officer
John Saw	46	Chief Technology Officer and Senior Vice President
Teresa L. Elder	48	President of Wholesale and Strategic Partnerships
R. Gerard Salemme	56	Executive Vice President, Strategy, Policy & External Affairs
Hope F. Cochran	38	Senior Vice President, Finance and Treasurer
Broady R. Hodder	38	Senior Vice President, General Counsel & Secretary
David Maquera	47	Senior Vice President and Chief Strategy Officer

William T. Morrow—Chief Executive Officer.  Mr. Morrow has served as our Chief Executive Officer since March 9, 2009. Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company, from July 1, 2007 to September 1, 2008, and from August 15, 2006 to June 30, 2007, he served as its President and Chief Operating Officer. From May 1, 2006 to July 31, 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 1, 2005 to April 30, 2006, he served as

President of Vodafone KK in Japan. From February 1, 2004 to March 31, 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 21, 2001 to January 31, 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is a director of Broadcom Corporation and Openwave Systems Inc.

G. Michael Sievert—Chief Commercial officer. Prior to being appointed as Chief Commercial Officer in May 2009, Mr. Sievert served as CEO and co-founder of Switchbox Labs, Inc., from February 2008 to January 2009, and as Senior Vice President at Lenovo Group, Inc., following the acquisition of Switchbox by Lenovo, from January 2009 to May 2009. Previously, Mr. Sievert was corporate vice president of the worldwide Windows business group, at Microsoft Corporation from February 2005 until February 2008. Prior to Microsoft, he served as executive vice president and chief marketing officer at AT&T Wireless from February 2002 to February 2005. He also served as chief sales and marketing officer at E*TRADE Financial, and began his career with management positions at Procter & Gamble and IBM. Mr. Sievert is a director of Switch & Data Facilities Company, Incorporated.

Erik E. Prusch—Chief Financial Officer.  Prior to being appointed as Chief Financial Officer on August 31, 2009, Mr. Prusch was most recently President and Chief Executive Officer of Borland Software from December 2008 to July 2009. He served as Chief Financial Officer of Borland from November 2006 to December 2008. Prior to Borland, he was Vice President of Finance in Intuit’s Turbo Tax division from January 2004 to November 2006. Prior to Intuit, he served as Chief Financial Officer of Identix Incorporated. Before this, Prusch served as Vice President, Finance and Operations at Gateway Computers, Incorporated. He began his career at Touche Ross and PepsiCo.

Kevin T. Hart—Chief Information Officer.  Prior to being appointed as our Chief Information Officer in May 2009, Mr. Hart served as Chief Information Officer for Level 3 Communications from January 2005 to May 2009. Previously, Mr. Hart was Vice President of Telecommunications, Media & Entertainment at Capgemini (formerly Ernst & Young) for over nine years.

Laurent J. Bentitou—Chief People Officer.  Prior to being appointed as our Chief People Officer in May 2009, Mr. Bentitou served as Vice President of Human Resources for T-Mobile USA where he was responsible for all talent acquisition, development, learning, and diversity hiring, as well as retention and mobility programs, from September 2006 until May 2009. From October 2005 to September 2006, Mr. Bentitou served as Director of Human Resources and later Vice President of Human Resources for Home Depot Supply Company. Previously, Mr. Bentitou served as Director of Human Resources for IBM, where he was employed for over a decade.

John Saw, Ph.D.—Senior Vice President and Chief Technology Officer. Prior to being appointed as our Senior Vice President and Chief Technology Officer in November 2008, Dr. Saw served as Old Clearwire’s Chief Technology Officer since July 2007. From October 2003 to July 2007, Dr. Saw served as Clearwire Corporation’s Vice President of Engineering. Before joining Old Clearwire, from 2002 to 2003, Dr. Saw was Senior Vice President and General Manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as Chief Engineer and Vice President of Engineering at AT&T Wireless (now AT&T). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest orthogonal frequency-division multiplexing (OFDM)-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Before joining AT&T Wireless, Dr. Saw spent nine years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM, CDMA and fixed wireless cellular infrastructure and microwave radio products.

Teresa L. Elder—President of Strategic Partnerships & Wholesale. Ms. Elder has served as our President of Strategic Partnerships and Wholesale since August, 2009. In this capacity she is responsible for the creation of Clearwire’s wholesale business. Prior to this, Ms. Elder was Chief Executive Officer of Vodafone, Ireland, a wholly owned subsidiary of Vodafone Group, PLC from January 2005 to January 2007 where she was responsible for all functions of the business including the launch of the country’s first mobile broadband service. Before joining Vodafone, she served as President of AT&T Broadband—West (now part of Comcast) from March 2000 to December 2001 where she led an organization of 15,000 people through the acquisition by AT&T while building out and ramping penetration of high speed internet. Prior to this she was Senior Vice President at MediaOne Group (now part of Comcast and Time Warner Cable) from March 1998 to March 2000 responsible for the California markets of MediaOne, including Los Angeles; and Vice President, Operations for the Southeast US at MediaOne from August 1997 to March 1998.

R. Gerard Salemme—Executive Vice President, Strategy, Policy & External Affairs. Prior to being appointed as Clearwire’s Executive Vice President, Strategy, Policy & External Affairs in November 2008, Mr. Salemme served as a director of Old Clearwire since November 2003 and Executive Vice President, Strategy, Policy, and External Affairs of Old Clearwire since April 2004 and currently is a principal of Eagle River, a Vice President of Eagle River, Inc., and a director of and consultant to ICO and ICO North America. Previously, Mr. Salemme served as Old Clearwire’s Vice President and Secretary from November 2003 to April 2004. Before joining Old Clearwire, Mr. Salemme was Senior Vice President, External Affairs of XO Communications, Inc. from May 1997 to June 2003. Before joining XO Communications, Inc., Mr. Salemme served as AT&T Corp.’s Vice President of Government Affairs, directing AT&T Corp.’s federal regulatory public policy organization, including participation in the Federal Communications Commission’s auctions of narrowband and broadband personal communication services. Before AT&T Corp., Mr. Salemme served as Senior Vice President, External Affairs for McCaw Cellular. Previously, Mr. Salemme was the Senior Telecommunications Policy Analyst for the United States House of Representatives Subcommittee on Telecommunications and Finance. Before joining the subcommittee, he was a Regional Manager at GTE Corporation/Sprint Corporation and supervised the company’s government relations in the New York/New England region. Mr. Salemme has also served as Chief of Staff to Congressman Ed Markey of Massachusetts and was a lecturer of economics at the University of Massachusetts at Salem.

Hope F. Cochran—Senior Vice President, Finance and Treasurer. Prior to being appointed as Clearwire’s Senior Vice President, Finance and Treasurer in November 2008, Ms. Cochran served as Old Clearwire’s Senior Vice President, Finance since August 2008 and as Treasurer since June 2006. From November 2005 to August 2008, Ms. Cochran was Old Clearwire’s Vice President, Finance. Previously, from May 2003 to August 2005, Ms. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003, Ms. Cochran served as the Controller of the Americas —Sales Operations for PeopleSoft, Inc. Before 2001, Ms. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Ms. Cochran managed corporate finance, accounting, human resources, legal and facilities. Ms. Cochran began her career as an auditor at Deloitte & Touche.

Broady R. Hodder—Senior Vice President, General Counsel and Secretary. Prior to being appointed as Clearwire’s Senior Vice President, General Counsel and Secretary in November 2008, Mr. Hodder served as Old Clearwire’s Vice President and General Counsel since May 2006 and Secretary since June 2006. Previously, Mr. Hodder served as Old Clearwire’s Corporate Counsel and Assistant Secretary from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Before joining Old Clearwire, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

David D. Maquera—Chief Strategy Officer.  Prior to being appointed as our Chief Strategy Officer on November 5, 2009, Mr. Maquera most recently served as Vice President of Strategic Development for Cricket Communications/Leap Wireless, Inc. from 2006 to 2009, where he was responsible for delivering strategic initiatives to successfully drive the company’s growth, including development of its wireless broadband product, strategic partnerships, and spectrum acquisitions. In eight years at Cricket/Leap, Mr. Maquera also served as the company’s Chief Information Officer from 2003 to 2006 and as Vice President of Product Engineering from 2001 to 2003, where he developed and launched Cricket’s first mobile data products. Prior to Cricket/Leap, Mr. Maquera was a co-founder and Executive Vice President of product and technology for Backwire, Inc., a media and technology start-up company, which was acquired by Leap in 2001. Before Backwire, he was a consultant with McKinsey & Company, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our employees prepare these reports for certain of our directors and all of our executive officers on the basis of information obtained from the Company’s records. Based on information available to us during fiscal year 2009, we believe that all applicable Section 16(a) filing requirements were met, with the exception of one filing for Mr. McAndrews, a director. On June 19, 2009 an amended Form 3 was filed to disclose that Mr. McAndrews holds 40 shares of Clearwire stock indirectly, through an investment company.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be delivered to the Company’s Secretary at 4400 Carillon Point, Kirkland, Washington 98033, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the stockholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of March 31, 2010 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of our Board of Directors and each nominee for director;

•	each of our named executive officers listed in the Summary Compensation Table on page 33; and

•	all current members of our Board of Directors and our executive officers as a group.

Information provided for FMR LLC and Goldman Sachs Asset Management is based on the latest Schedule 13G reports that each such investor had filed with the SEC as of the date of this Proxy Statement. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person and each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.

	Class A(1)	% of Class A	Class B	% of Class B	% Voting

5% Stockholders:
Sprint HoldCo LLC(2)(3)	531,724,348	72.5%	531,724,348	71.5%	56.2%
Intel Capital Corporation(2)(4)	102,404,811	38.2%	65,644,812	8.8%	10.8%
Comcast Corporation(2)(5)	88,504,132	30.5%	88,504,132	11.9%	9.4%
Eagle River Holdings, LLC(2)(6)	39,639,803	19.3%	2,728,512	*	4.1%
Google Inc.(2)(7)	29,411,765	14.6%	-	-	3.1%
Time Warner Cable Inc.(2)(8)	46,404,782	18.7%	46,404,782	6.2%	4.9%
FMR LLC	36,399,482	19.5%	-	-	4.2%
Goldman Sachs Asset Management	12,667,501	6.3%	-	-	1.3%
Named Executive Officers and Directors:
Jose A. Collazo(9)	11,827	*	-	-	*
Keith O. Cowan	-	-	-	-	-
Peter L. S. Currie(10)	502,070	*	-	-	*
Teresa L. Elder	-	-	-	-	-
Steven L. Elfman	-	-	-	-	-
Kevin T. Hart	-	-	-	-	-
Dennis S. Hersch(11)	11,827	*	-	-	*
Daniel R. Hesse(12)	531,724,348	72.5%	531,724,348	71.5%	56.2%
Frank Ianna(13)	11,827	*	-	-	*
Sean M. Maloney(14)	-	-	-	-	-
Brian P. McAndrews(15)	11,885	*	-	-	*
Craig O. McCaw(16)	41,490,207	20%	2,728,512	*	4.1%
William T. Morrow(17)	977,268	*	-	-	*
Erik E. Prusch	-	-	-	-	-
David J. Sach(18)	16,260	*	-	-	*
Perry S. Satterlee(19)	1,148,217	*	-	-	*
Theodore H. Schell(20)	40,499	*	-	-	*
Michael Sievert(21)	291,148	*	-	-	*
Arvind Sodhani	-	-	-	-	-
John W. Stanton(22)	2,575,728	1.3%	-	-	*
Benjamin G. Wolff(23)	4,756,517	2.3%	-	-	*
All directors and executive officers as a group (28 persons)	586,235,554	78.4%	534,452,860	71.9%	60.8%

*	Less than 1%

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of March 31, 2010. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 202,012,718 shares of Class A Common Stock and 743,481,026 shares of Class B Common Stock outstanding as of March 31, 2010.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which we refer to as the Comcast V Shares, and 26,739,427 shares issued to Comcast Wireless Investment VI, Inc., which we refer to as the Comcast VI Shares, which together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares, the Comcast IV Shares, and the Comcast V Shares we refer to as the Comcast Shares; 35,922,958 shares of Class A Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 8,474,440 shares of Class B Common Stock beneficially owned by BHN Spectrum Investments, LLC, a subsidiary or affiliate of Bright House Networks and which we refer to as the Bright House Networks Shares; 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 15,468,261 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 15,468,260 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 33,333,333 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, 21,881,604 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, and 93,333 shares of Class A Common Stock issuable on exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, which, together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and

the Intel 2008C Shares, we refer to as the Intel Shares. Each of the above referenced stockholders have waived their right to exercise the rights that were issued to them in that certain Rights Offering as more fully described in the Corporate Structure section of our Form 10-K report filed with the SEC on February 24, 2010, and therefore such rights are not included in the share totals for these stockholders. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.

(3)	Includes 531,724,348 shares of Class B Common Stock issued to Sprint HoldCo LLC. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(6)	Includes 35,922,958 shares of Class A Common Stock, 375,000 shares of Class A Common Stock issuable on exercise of warrants, 613,333 shares of Class A Common Stock issuable on exercise of warrants, 2,728,512 shares of Class B Common Stock. Eagle River is controlled by Mr. McCaw. The manager of Eagle River is ERI, an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(7)	Includes 29,411,765 shares of Class A Common Stock beneficially owned by Google. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)	Includes the Time Warner Cable Shares. The address of each holder of Time Warner Cable Shares is One Time Warner Center, North Tower, New York, New York 1001.

(9)	Includes rights to purchase 3,577 shares of Class A Common Stock issued in the Rights Offering.

(10)	Includes 35,832 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010 and rights to purchase 141,016 shares of Class A Common Stock issued in the Rights Offering.

(11)	Includes rights to purchase 3,577 shares of Class A Common Stock issued in the Rights Offering.

(12)	Mr. Hesse is the Chief Executive Officer, President and director of Sprint. Includes 531,724,348 shares of Class B Common Stock issued to Sprint. Mr. Hesse disclaims beneficial ownership of the shares of Common Stock held by Sprint, except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. Hesse may be deemed to beneficially own the Comcast Shares, the Bright House Networks Shares, the Eagle River Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Hesse disclaims such beneficial ownership. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(13)	Includes rights to purchase 3,577 shares of Class A Common Stock issued in the Rights Offering.

(14)	Mr. Maloney resigned from the Board of Directors in April 2010, and is not standing for re-election as a director in 2010.

(15)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder. Includes rights to purchase 3,595 shares of Class A Common Stock issued in the Rights Offering.

(16)	Includes 1,666,666 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010, 111,666 shares of Class A Common Stock held by CWCI LLC, 35,922,958 shares of Class A Common Stock issued to Eagle River, 988,333 shares of Class A Common Stock issuable on exercise of warrants issued to Eagle River, rights to purchase 48,418 shares of Class Common Stock issued to CWCI LLC in the Rights Offering, and rights to purchase 7,154 shares of Class A Common Stock issued to Mr. McCaw in the Rights

Offering. Does not include rights to purchase shares of Class A Common Stock issued to Eagle River in the Rights Offering as Eagle River has waived its right to exercise such rights. Mr. McCaw owns all of the voting membership interests in Eagle River and also controls and wholly-owns Eagle River, Inc., the manager of Eagle River. Mr. McCaw is a member and manager of CWCI LLC. Accordingly, Mr. McCaw may be deemed to share the power to vote or to direct the vote of and dispose or direct the disposition of Class A Common Stock beneficially owned by CWCI LLC. The reporting person disclaims beneficial ownership in the Class A Common Stock owned by CWCI LLC except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. McCaw may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. McCaw disclaims such beneficial ownership.

(17)	Includes 500,000 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010 and rights to purchase 216,800 shares of Class A Common Stock issued in the Rights Offering.

(18)	Includes rights to purchase 16,260 shares of Class A Common Stock issued in the Rights Offering.

(19)	Includes 569,999 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010, 333,333 shares of Class A Common Stock granted in the form of restricted stock on August 16, 2004, which includes 50,000 shares of Class A Common Stock issued in the name of PSS-MSS Limited Partnership and rights to purchase 174,885 shares of Class A Common Stock issued in the Rights Offering. Mr. Satterlee is the General Partner of PSS-MSS Limited Partnership.

(20)	Includes rights to purchase 12,249 shares of Class A Common Stock issued in the Rights Offering.

(21)	Includes 100,000 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010, rights to purchase 57,814 shares of Class A Common Stock issued in the Rights Offering, and 133,334 shares of Class A Common Stock issuable upon release of restricted stock units within 60 days of March 31, 2010.

(22)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, 100 shares held in the name of the stockholder’s son and rights to purchase 779,043 shares of Class A Common Stock issued in the Rights Offering Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.

(23)	Includes 2,261,666 shares of Class A Common Stock subject to options exercisable within 60 days of March 31, 2010, and rights held by Mr. Wolff to purchase 911,518 shares of Class A Common Stock issued in the Rights Offering. Mr. Wolff is the President of Eagle River and ERI, the manager of Eagle River. By virtue of the Equityholders’ Agreement, Mr. Wolff may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Wolff disclaims such beneficial ownership.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS — COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Overview

Our compensation program reflects our philosophy to pay all of our employees, including our named executive officers, in ways that:

•	Attract and retain the best talent;

•	Ensure each employee’s total compensation package is competitive with our peers;

•	Align employee incentives with the best interests of our stockholders through short-term cash incentives and long-term stock incentives that are tied to achievement of specified performance objectives, and;

•	Support our mission, values and guiding principles.

To achieve these objectives for Clearwire’s named executive officers, the Compensation Committee reviews and determines all components of executive officer compensation. These components tie a substantial portion of our executive officers’ overall compensation to key strategic, financial and operational goals for the Company, such as our consolidated revenue, our yearly cash spend, development of our network and network performance.

Comparative Framework

The Compensation Committee evaluates individual executive officers’ experience and performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with the levels of compensation provided to executive officers in other companies with whom we compete for executive talent or that are of similar size or industry profile, while taking into account our relative performance and our own strategic goals.

To assist the Compensation Committee, the Company periodically retains compensation consultants to review our policies and procedures with respect to executive officers’ salary, short-term incentive and long-term incentives. We compile data and participate in the most directly relevant compensation surveys conducted by independent third parties, such as Towers Watson, Radford, Culpepper, Equilar and Economic Research Institute.

We review both cash and equity compensation with respect to the available market data at least annually. We use a combination of published survey and specific company proxy data for pay level comparisons. In our 2009 review, we used the Radford Technology Survey focusing on peer companies meeting these two criteria:

Scope: Revenue above $200 million

Industry: In one of the following sectors:

•	network products/services

•	telecommunications products/services.

•	software products/services

•	telecommunications products/services.

The Company’s practice is to align compensation for our executive officers with market pay percentile benchmarks in the following manner:

	Target Short-Term Incentive	Target Long-Term Incentive
Base Salary	(Target Annual Bonus)	(Equity Grants)
50th Percentile	65th Percentile	65th Percentile 4 year/25% per year vesting (generally)

In 2009, we reviewed our executive officers’ compensation within the context of these market pay percentile targets. Actual compensation for our named executive officers may be above or below the market benchmarks based on incumbent criticality, experience, scope of position and company performance. Generally, we have a higher-than-median approach to short-term incentives (annual performance bonus) and long-term incentives (equity compensation) for our named executive officers. This approach is intended to offset the perceived risk of joining an early-stage company so we can attract talent that is interested in participating in the long-term success of Clearwire.

As part of our review, we also affirmed how and when we grant equity to our named executive officers. We generally provide our named executive officers with stock-based incentives in the form of 50% of the value of equity from stock options and 50% of the value of equity in restricted stock units that vest over four years at a rate of 25% per year. Equity grants are generally made bi-annually in the first and third calendar quarters of each year. Initial hire equity grants and vesting schedules are negotiated and included in the named executive officer’s employment letter agreement. The named executive officers hired in 2009 received equity grants pursuant to their letter agreements. The “Equity Compensation” section below contains further details about our equity programs.

Role of Executives in Determining Compensation

The Compensation Committee approves the Company’s compensation packages for executive officers, including the Chief Executive Officer. The Compensation Committee meets at least quarterly and consults periodically with our Chief People Officer and our Chief Executive Officer to review assessments of our executive compensation practices against our defined comparative framework. The Compensation Committee reviews and approves the annual base salary level, the annual short-term incentive opportunity level, and the long-term incentive opportunity level for each executive officer.

Elements of Compensation and Pay Mix

Compensation for our named executive officers consists of the following elements:

•	Base pay

•	Short-term Incentive (performance-based bonus)

•	Long-term Incentive (equity compensation such as stock options and restricted stock units)

•	Same benefits for all employees

Our pay elements are in keeping with our egalitarian culture and align with current practice of our peers, as well as with emerging best practices in executive compensation among all companies. The payment of the majority of the annual compensation received by our named executive officers, specifically, their annual performance bonuses and equity compensation, is determined by the Compensation Committee after reviewing either the performance of the Company, the individual performance of the executives themselves, or both factors.

Base Salary

We set base salaries for our executive officers at levels which we believe are competitive based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Executive officer base salaries generally are targeted near the median or 50th percentile of salaries paid by comparable companies for comparable positions. With our named executive officers, we set base salaries based on level of responsibility, span of control and experience. Base salaries are reviewed annually, as well as at the time of hire, promotion or changes in responsibility. Base salaries may also be adjusted from time to time to realign salaries with market levels. Base salary changes also impact target bonus amounts and actual bonus payouts, which are based on a percentage of base salary.

Non-Equity Discretionary Performance-Based Bonus Plan

The Compensation Committee has the authority to award discretionary performance-based bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan payable in whole or in part in cash, in our Common Stock or in other property. Our 2007 Annual Performance Bonus Plan governs our procedures for granting discretionary performance bonus awards to our executive officers. The Compensation Committee will continue to have the authority to award discretionary bonuses, set the terms and conditions of those bonuses and take all other actions necessary for the plan’s administration.

Performance Measurement

Annual, performance-based awards are intended to compensate executive officers for achieving Company-wide financial and operational goals and objectives. These objectives generally relate to important, strategic factors discussed below. For 2009, the Company chose not to take into account any individual objectives or goals in determining the amount of the annual performance — based awards.

Pursuant to our 2007 Annual Performance Bonus Plan, the Compensation Committee will select, at its discretion, those executive officers of the Company or its subsidiaries who are to participate in the plan. The Compensation Committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions.

Generally, discretionary bonuses are paid annually in the first quarter following completion of a given fiscal year provided a plan participant is then employed by the Company or any of its subsidiaries. The actual amount of any bonuses awarded will be determined by the Compensation Committee in its sole discretion. While the committee may elect to award bonuses based on the attainment of Company objectives, the Compensation Committee, at its discretion, may elect to forego awarding any bonuses or to increase or decrease the amount of any bonuses awarded based on each executive’s individual performance and contribution to our strategic goals. For 2009, the Company elected to limit annual performance bonuses to a maximum of 120% of the target annual bonus payout, and all named executive officers received the same percentage payout of their bonus. The Compensation Committee elected not to increase or decrease any bonus based on individual performance of any of the named executive officers.

For 2009, we focused on five key metrics of organizational success to determine our overall discretionary bonus pool. The table below summarizes the metrics and weightings for Company performance in 2009, followed by an explanation of each metric.

	Minimum		Target for
	Target to	FY09	Maximum				Bonus
	Receive	Target	Payout				Payout
	Payout (80%	(100% of	(120% of			FY09	Factor
	of Targeted	Targeted	Targeted	FY09	FY09	% Attainment	Through
Bonus Criteria	Bonus)	Bonus)	Bonus)	Attainment	Weighting	of Target	FY09
Domestic Revenue	$190.24M	$237.8M	$285.4M	$241.8M	25%	101.7%	100%
Domestic Cash Outlay	$1,334.2M	$1,667.8M	$2,001.7M	$1,661.2M	25%	99.6%	100%
Days on Air	948,716	1,185,895	1,423,074	1,198,217	20%	101.0%	100%
AZP for 2010 Markets	7,242	9,053	9,705	9,705	20%	107.2%	120%
Network Quality as Mbps at Busy Hour	*	*	*	*	10%	138.2%	120%
					100%		106%

*	The specific target level for the network quality performance factor is a highly confidential metric, the disclosure of which would cause competitive harm to the Company. The Company believes the ability to meet or exceed this individual criteria was approximately as difficult as the achievement of the other bonus criteria set by the Company.

•	2009 “Domestic Revenue” is a measure of our success in selling our products and services.

•	“Domestic Cash Outlay” represents a measure of how cost-effectively we are building our network, and the efficiency of our use of corporate funds to run our business.

•	“Days on Air” is a measure of our total number of days of service we offer our customers as we expand the size of our network, deploy our services in our targeted markets, and at the same time ensure that our deployed sites stay on air.

•	A metric tied to our progress for “2010 Sites Acquired, Zoned and Permitted (AZP)” was added in 2009 to ensure we have the network sites for 2010 approved in 2009 to lay the groundwork for successful deployment.

•	A “Network Quality” metric was also added in 2009 to ensure our customers have the high speed experience they expect when using our service. The target for this metric is measured by the average throughput (in Mbps) that will be experienced by our customers during the top three busiest (peak) hours of the week.

For the 2009 fiscal year, based on the performance of the Company against the performance goals, management recommended that an annual discretionary performance bonus be awarded to each executive officer at an amount equal to 106% of the executive officers’ target bonuses. The Compensation Committee elected to award annual bonuses based on management’s recommendation and did not exercise discretion to increase or decrease the percentage of any executive officers annual bonus target earned.

Actual Cash Incentives Paid for 2009

Pursuant to either an employment agreement or offer letter agreement, each executive officer is eligible for an annual discretionary performance bonus which is based on a specified percentage of such executive officers’ base salary. The table below shows the fiscal 2009 target bonus as compared to the actual performance bonuses paid for each of the named executive officers.

	Annual Non-Equity
	Incentive	Salary
	Bonus	as of	Annual Non-Equity	Actual Non-Equity
	Target as a %	12/31/09	Incentive	Incentive	Actual Payout as a %
Executive	of Base Salary	($)	Bonus Target (1) ($)	Bonus Payout ($)	of Base Salary (2)
William T. Morrow	100%	900,000	900,000	954,000	106.0%
Erik E. Prusch	100%	475,000	475,000	169,680	35.7%
Benjamin G. Wolff (3)	100%	750,000	750,000	750,000	-
David J. Sach(4)	-	-	-	-	-
Teresa L. Elder	60%	375,000	225,000	80,375	35.7%
Kevin T. Hart	50%	400,000	200,000	212,000	106.0%
G. Michael Sievert	75%	450,000	337,500	221,519	65.6%
Perry S. Satterlee(5)	-	-	-	-	-

(1) Based on salary at 2009 year end.

(2)	Payout was pro-rated for Mr. Prusch, Ms. Elder and Mr. Sievert based on date in position as per letter agreement.

(3)	Mr. Wolff, our former Chief Executive Officer, resigned his position on February 23, 2010.

(4)	Mr. Sach, our former Chief Financial Officer, left his position on August 30, 2009, and therefore was not eligible for a bonus payout.

(5)	Mr. Satterlee, our former President and Chief Operating Officer, resigned his position on May 29, 2009, and therefore was not eligible for a bonus payout.

Equity Compensation

We believe that strong long-term performance is best achieved through fostering an ownership mentality among our employees. We primarily use stock and stock-based awards to create an ownership culture among our employees that is aligned with our stockholders.

Our Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards. In December 2008, the Compensation Committee adopted a Stock Compensation Policy. The Stock Compensation Policy ensures that the timing of grants is done on a consistent schedule and that the terms of the grants are standard across the Company. New-hire grants and awards are approved throughout the year. Bi-annual grants and awards occur in the first and third quarter of each year. All stock option grants will have an exercise price equal to the fair market value of our Class A Common Stock on the grant date. This policy applies to all stock compensation awards granted by the Company under the Company’s 2008 Stock Compensation Plan.

Our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our Company. We used a combination of methodologies in reviewing peer data, including comparable industry and company size to establish an appropriate balance of cash compensation and equity ownership.

The Company uses a blended equity compensation package, including stock options and restricted stock units. The Company believes a diversified equity compensation package provides greater potential for retention and incentive purposes. In determining the amount of equity awards to award to executive officers, the Compensation Committee generally analyzes the current vested and unvested value of equity grants. We continually evaluate our equity grants to achieve an optimal balance.

2008 Stock Compensation Plan

The 2008 Stock Compensation Plan, adopted on August 20, 2008, authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards to our employees, directors and consultants. Our Compensation Committee is the administrator of this plan. There were originally 80,000,000 shares of Class A Common Stock authorized for grant under the 2008 Stock Compensation Plan. As of December 31, 2009, there were 62,229,805 shares still available for issuance under the 2008 Stock Compensation Plan.

Stock Options

The Compensation Committee’s general policy is to review and approve stock option grants to executive officers based on

•	a review of competitive compensation data;

•	its assessment of individual performance;

•	a review of each executive officer’s existing long-term incentives; and

•	retention considerations.

Periodic stock option grants are likely to continue to be made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee will consider the recommendations of members of management, such as our Chief Executive Officer or Chief People Officer.

When determining the number of stock option grants to be awarded to each executive officer, the Compensation Committee took a number of factors into consideration, including each executive officer’s experience, scope of responsibility and overall job performance.

Stock option grants are generally made at the commencement of employment and then on a semi-annual basis thereafter. Occasionally, stock option grants are granted following a significant change in job responsibilities or to meet other special retention or performance objectives.

Following the adoption of our 2008 Stock Compensation Plan, we ceased to make additional stock option grants under our 2007 Stock Compensation Plan and our 2003 Stock Option Plan. Mr. Wolff has outstanding, vested and unvested stock awards that are governed by the 2007 Stock Compensation Plan, and vested stock awards that are governed by the 2003 Stock Option Plan. Mr. Satterlee has outstanding vested stock awards that are governed by both the 2007 Stock Compensation Plan and the 2003 Stock Option Plan.

Stock option grants made under each of our plans in 2009 or prior have an exercise price equal to the fair market value of Class A Common Stock on the date of grant (closing price on date of grant). Typically, stock option grants vest 25% per annum, based on continued employment over a four-year period, and expire ten years after the date of grant. Certain executive officers have different vesting terms pursuant to their letter agreements.

Restricted Stock Units

Restricted stock units are used to attract and retain executive officers through long-term vesting and potential wealth accumulation. In 2009, we continued our trend of granting a mix of stock options and restricted stock units to offer additional diversification of executive officers’ equity holdings. We granted restricted stock units rather than restricted stock awards because restricted stock units are less dilutive to the Company until vesting. The Company makes grants of restricted stock units twice a year, in the first and third quarters. Restricted stock units granted to key employees and executive officers in 2009 generally vest 25% per year.

We continually evaluate which equity award vehicles achieve the best balance between our aims to reward and retain key contributors and create and maintain long-term stockholder value.

Perquisites and Benefits

Our goal is to promote and maintain an egalitarian culture. We do not have programs to provide personal perquisites or executive benefits solely to executive officers. Our executive officers are eligible to participate in the same benefit programs as all other employees. These benefits include the following:

• Medical and dental care plans	• Flexible Spending Accounts for healthcare and dependent care spending
• Life, accidental death and dismemberment and disability insurance	• Employee Assistance Programs (confidential counseling)
• Benefit advocacy counseling	• 401(k) plan
• Paid time off

Consistent with our compensation philosophy, we intend to maintain our current benefits for our executive officers. However, the Compensation Committee in its discretion may revise, amend or add to the executive officers’ benefits if it deems it advisable.

Qualified Retirement Plan

Our executive officers are eligible to participate in our 401(k) plan on the same basis as other eligible employees. Beginning January 1, 2007, Old Clearwire made a company match of 50% of employees’ contributions on the first 6% of eligible pay, up to 3% of employees’ eligible compensation each pay period. We have continued that policy. These company match contributions will vest over a three-year period commencing on the employees’ hire date. Employee-deferral contributions are always 100% vested.

The Company does not offer a defined benefit pension plan, or any other qualified retirement plan arrangements. None of our named executive officers participate in or have account balances in any other qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participate in or have account balances in any deferred compensation plans maintained by the Company. The Compensation Committee may elect in the future to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Compensation Decisions for 2010

Equity Grants

In mid March of 2010, the company delivered equity grants to the named executive officers, pursuant to our stock grant policy, in a 50/50 mix (in terms of value) of stock options and restricted stock units. The restricted stock unit value was based on a 60 day average price of the Company’s Class A common stock, determined to be $6.59. The value of the options was calculated based on a Black-Scholes value of $4.03.

We used the following comparative peer group of companies from the Radford Executive Benchmark Survey to determine the target equity values for each executive officer at the 65th percentile.

•	Revenue range between $1-3 billion

•	Technology Companies consisting of Computer/Peripherals, Network Products/Services, Software Products/Services and Telecommunications

Each named executive officer’s individual performance also factored into the value of their equity grants. Management determined an individual performance modifier score (“IPM”), for each named executive officer, based on each named executive officer’s performance for the prior 6 months. The IPM score for each named executive officer was recommended to the Compensation Committee by management, and then approved by the Committee as part of the grant approval process.

The following chart represents the target equity value assigned to each named executive officer and the actual equity grants that were made by the Company to the named executive officers on March 9, 2010.

	Annual LTI	6 month LTI		LTI Target $
	Target	Value	Individual	Value with	March 2010	March 2010	Total LTI $
	Value @	(50% of	Performance	IPM -	RSU	Option	Value
	65th %’tile	Annual LTI	Modifier	March	Grant (in	Grant (in	March 2010
Name	Radford B’mark	target)	(IPM)	2010	shares)	shares)	Grants
Morrow, William T. (1)	$3,600,000	$1,800,000	100%	$900,000	68,285	111,663	$900,000
Prusch, Erik E.	$903,831	$451,916	112%	$506,145	38,403	62,797	$506,145
Sievert, G. Michael	$930,233	$465,117	112%	$520,930	39,524	64,632	$520,930
Hart, Kevin T. (2)	$561,501	$280,751	0%	$0	0	0	$0
Elder, Teresa L.	$535,914	$267,957	112%	$300,112	22,770	37,235	$300,112

(1)	In determining Mr. Morrow’s equity grant, the Compensation Committee took into account the initial hire grants that Mr. Morrow received last year. As a result, the Compensation Committee decided to give Mr. Morrow equity grants valued at 50% of his semi-annual target value.

(2)	Mr. Hart received his full 2009 plan year equity grants as provided in his employment agreement. As a result, he was not awarded any stock grants in March 2010.

Executive Continuity Plan

On April 30, 2010, Clearwire implemented the 2010 Executive Continuity Plan (referred to hereafter as the “Executive Continuity Plan”) for its executive employees, including named executive officers. The Company implemented the Executive Continuity Plan to pay benefits under certain circumstances to its executive officers as compensation for certain types of terminations. The benefits in the Executive Continuity Plan are intended as a vehicle to help retain, incent and focus highly qualified executives.

The Executive Continuity Plan provides for severance pay and benefits to the executive officer if the executive officer’s employment is involuntarily terminated or the executive officer voluntarily terminates his or her employment in connection with a change in control (as defined in the Plan) during certain specified time periods or if the executive officer’s employment is involuntarily terminated under certain other circumstances. The severance pay and benefits for each executive officer consist of cash payments in the amount of a specified percentage of the executive officer’s target annual compensation, continuing health care coverage for a certain period of time, and acceleration of unvested outstanding equity awards with a maximum one year exercise period from termination. If the amounts payable to an executive officer under the Executive Continuity Plan results in the executive officer becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Internal

Revenue Code of 1986, as amended (the “Code”), the executive officer will receive the greater on an after-tax basis of (a) the severance benefits payable or (b) a reduced severance benefit to avoid the imposition of the Section 280G excise tax under the Code.

Executive officers must enter into a Participation Agreement with the Company to participate in the Executive Continuity Plan. The Participation Agreement requires the executives to waive any severance protections or payments they may be entitled to receive under the employment agreements or any other Company plans in exchange for the payments and protections provided by the Executive Continuity Plan. As of the date of filing of this Proxy, the current named executive officers have not yet signed Participation Agreements with the Company. To receive payments under the terms of the Executive Continuity Plan, an executive officer must execute a non-compete Agreement with the Company upon termination of his or her employment; the length of the non-compete depends on the amount of payments to be received. Additionally, upon the exercise and sale by an executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan, fifty percent of the cash proceeds will be held in a third-party escrow for the term of each officer’s non-competition agreement and subject to compliance with such agreement.

In connection with the execution of the Executive Continuity Plan, the Company terminated the pre-existing Change in Control Severance Plan. The terms of that plan are still in effect until November 2010 for any qualifying terminations relating to the Transactions.

For additional information, including the payments to be made under the Executive Continuity Plan, please see the subsection titled “Compensation of Executive Officers — Potential Payments on Termination or Change in Control” beginning on page 33 of this proxy statement.

Summary Compensation Table

The table below summarizes information regarding fiscal 2009 compensation earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of Clearwire during 2009, plus our former Chief Executive Officer, former Chief Financial Officer and former Chief Operating Officer (collectively, our “named executive officers”). The table also sets forth information regarding the fiscal 2007 and 2008 compensation for Messrs. Wolff and Satterlee, who were executive officers of Clearwire or Old Clearwire in 2007 and 2008.

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
	Principal		Salary	Bonus		Awards(1)	Awards(2)	Compensation	Compensation		Total
Name	Position	Year	($)	($)		($)	($)	($)	($)		($)

William T. Morrow	Director and Chief Executive Officer	2009	726,923	200,000	(3)	6,060,000	3,707,350	954,000	9,087	(4)	11,657,360

Erik E. Prusch	Chief Financial Officer	2009	155,288	100,000	(3)	1,532,000	1,427,400	169,680	18,236	(5)	3,402,604

Benjamin G. Wolff	Former Chief Executive Officer	2009	778,846	750,000	(6)	6,060,000	1,853,675	-	4,504,711	(7) (8)	13,947,232

		2008	750,000	1,000,000	(9)	6,263,500	713,770	604,500	64,649	(10) (11)	9,396,419
		2007	705,462	-		1,398,000	12,145,870	630,000	190,012	(10) (12)	15,069,344

David J. Sach	Former Chief Financial Officer	2009	309,923	-		597,000	754,968	-	1,033,583	(13) (14) (15)	2,695,474

Perry S. Satterlee	Former Chief Operating Officer	2009	330,769	-		303,000	370,500	-	2,014,419	(16) (17)	3,018,688

		2008	500,000	75,000	(9)	1,517,500	248,718	403,000	8,181	(18)	2,752,399
		2007	485,560	-		466,000	4,048,613	420,000	9,325	(19)	5,429,498

Teresa L. Elder	President of Strategic Partners	2009	122,596	-		1,149,000	713,700	80,375	2,610	(20)	2,068,281

Kevin T. Hart	Chief Information Officer	2009	230,769	100,000	(3)	1,605,750	322,532	212,000	113,037	(21)	2,584,088

G. Michael Sievert	Chief Commercial Officer	2009	273,462	200,000	(3)	1,824,000	864,230	221,519	4,703	(22)	3,387,914

(1)	The values for stock awards in this column represent the aggregate grant date fair value for the stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 14, “Share-based Payments”, in the Notes to Consolidated Financial Statements contained in our 2009 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

(2)	The values for option awards in this column represent the aggregate grant date fair value for the option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. A description of the assumptions used to value these awards can be found in Note 14, “Share-based Payments”, in the Notes to Consolidated Financial Statements contained in our 2009 Annual Report on Form 10-K. An overview of the features of these awards can be found in the “Compensation Discussion and Analysis” above.

(3)	Represents a sign-on bonus pursuant to letter agreements of certain named executive officers.

(4)	The “Other Compensation” for Mr. Morrow consists of $1,529 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $7,558 in 401(k) plan Company match contributions.

(5)	The “Other Compensation” for Mr. Prusch consists of $13,811 in relocation services, a phone allowance of $588 and $3,837 in 401(k) plan Company match contributions.

(6)	The amount in this column represents a cash bonus payment made to Mr. Wolff pursuant to his employment agreement.

(7)	The “Other Compensation” for Mr. Wolff consists of payments made to Mr. Wolff, pursuant to his employment agreement (and in lieu of a cash severance payment upon termination of his employment) of $1,500,000 in March 2009 and $3,000,000 in December 2009.

(8)	Consists of $923 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $3,788 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(9)	Represents a one-time discretionary bonus given in connection with the closing of the Clearwire-Sprint transaction.

(10)	Includes an amount paid relating to a loss of equity value as a result of the modification of certain existing stock option grants. Mr. Wolff had options that were repriced with higher exercise prices, to ensure that such grants were in accordance with regulations under Section 409A of the Code. To make up for the corresponding value loss, Mr. Wolff received $62,500 in 2008 and $187,500 in 2007.

(11)	Consists of $289 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $1,860 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(12)	Consists of $270 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000 and $2,242 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(13)	Includes a payment of $24,820 made to Mr. Sach to apply towards relocation expenses.

(14)	The “Other Compensation” for Mr. Sach consists of a severance payment of $1,000,000 made in September 2009 and is equal to one year of annual base salary plus annual bonus target.

(15)	Consists of $665 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,108, and $6,990 in 401(k) plan Company match contributions.

(16)	The “Other Compensation” for Mr. Satterlee consists of a severance payment of $2,000,000 made in July 2009 and is equal to 200% of Mr. Satterlee’s target annual compensation.

(17)	Consists of $775 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $969, $4,425 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event, and $8,250 in 401(k) plan Company match contributions.

(18)	Consists of $450 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $831, and $6,900 in 401(k) plan Company match contributions.

(19)	Consists of $450 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, $2,125 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event and $6,750 in 401(k) plan Company match contributions.

(20)	The “Other Compensation” for Ms. Elder consists of $291 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $588 and $1,731 in 401(k) plan Company match.

(21)	The “Other Compensation” for Mr. Hart consists of $108,163 in relocation services, $450 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,039, and $3,385 in 401(k) plan Company match contributions.

(22)	The “Other Compensation” for Mr. Sievert consists of $480 in imputed income related to the value of Company-paid group term life insurance in excess of $50,000, a phone allowance of $1,108, and $3,115 in 401(k) plan Company match contributions.

Employment-Related Agreements

Our executive officers who are parties to employment agreements will continue to be parties to those employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to the employment agreements are advisable.

William T. Morrow

Under his letter agreement, Mr. Morrow is entitled to receive an annual base salary of $900,000 and a performance-related bonus of $900,000, guaranteed at 100% of target in the first year (2009). Mr. Morrow also received a signing bonus of $200,000. In addition, we granted Mr. Morrow initial equity grants of 2,000,000 restricted stock units and 2,000,000 stock options, at an exercise price of $3.03 per share. The restricted stock units and options will vest in equal annual installments over a four-year period. The letter agreement also provides that Mr. Morrow will receive a severance payout equivalent to two years’ salary and bonus and forward vest of any outstanding stock grants that would vest within 12 months if he is terminated other than for cause, or if he terminates his employment for good reason. If his employment is terminated for other than for cause or he terminates for good reason in connection with a change in control of the Company, he will receive a severance payout equivalent to three years’ salary and forward vest of all outstanding unvested stock grants. Mr. Morrow has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Erik E. Prusch

Under his letter agreement, Mr. Prusch is entitled to receive an annual base salary of $475,000 and an annual discretionary performance-related bonus of 100% of annual base salary. Mr. Prusch also received a signing bonus of $100,000. In addition, we granted Mr. Prusch initial equity grants of 200,000 restricted stock units and 300,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options will vest in equal annual installments over a four-year period. The letter agreement also provides that Mr. Prusch will receive a severance payout equivalent to one year’s salary and bonus if he is terminated other than for cause or if he terminates his employment for good reason. If his employment is terminated other than for cause or he terminates for good reason in connection with a change in control of the Company, he will receive a severance payout equivalent to 18 months’ salary. Mr. Prusch has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Benjamin G. Wolff

On March 9, 2009, we entered into a letter agreement with Mr. Wolff in connection with his role as Co-Chairman. On February 23, 2010, Mr. Wolff resigned his role and entered into a separation agreement with the Company.

Under these agreements, Mr. Wolff was entitled to receive an annual base salary of $750,000 and an annual discretionary performance-related bonus of 100% of annual base salary. In addition, we granted Mr. Wolff 2,000,000 restricted stock units and 1,000,000 stock options at an exercise price of $3.03 per share, both of which were to vest over a four-year period. Pursuant to his agreements, upon the termination of his employment with the Company the first three tranches of these grants vested. Additionally, the exercise period for all vested options held by Mr. Wolff were extended to the end of the term of each option grant. Under his letter agreement, Mr. Wolff received a payment of $1,500,000 upon starting his new position, and received an additional payment of $3,000,000 in December 2009. In connection with his March 9, 2009 letter agreement, Mr. Wolff waived all severance rights and benefits he was eligible for under his prior letter agreement or the Change in Control Severance Plan. Mr. Wolff had previously entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. Pursuant to the terms of his agreements, any non-compete agreements Mr. Wolff had with the Company have expired.

David J. Sach

Under his letter agreement, Mr. Sach was entitled to receive an annual base salary and an annual discretionary performance-related bonus. In addition, we granted Mr. Sach initial equity grants of 150,000 restricted stock units and 350,000 stock options, at an exercise price of $3.95 per share. Mr. Sach left his position as Chief Financial Officer on August 30, 2009. Pursuant to his letter agreement, Mr. Sach received a severance payment of $1,000,000. Pursuant to his separation agreement, Mr. Sach received 25% of his initial equity grants on February 2, 2010. The remaining equity grant amounts were cancelled. Pursuant to his separation agreement, Mr. Sach and his covered eligible dependents will remain covered under Clearwire’s health plans until August 31, 2010. Mr. Sach has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Perry S. Satterlee

Clearwire entered into an employment agreement with Mr. Satterlee as then President and Chief Operating Officer on June 28, 2004. The employment agreement established the initial annual base salary and a discretionary performance-related bonus for Mr. Satterlee. Mr. Satterlee resigned his position as Chief Operating Officer on May 29, 2009. Upon resignation of his position on May 29, 2009, he received a severance benefit equal to 200% of his target annual compensation, in the total amount of $2,000,000. This amount was paid on July 3, 2009. In addition, Mr. Satterlee and his covered eligible dependents will remain covered under Clearwire’s health plans until June 30, 2011. Mr. Satterlee has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Teresa L. Elder

Under her letter agreement, Ms. Elder is entitled to receive an annual base salary of $375,000 and an annual discretionary performance-related bonus of 60% of annual base salary. In addition, we granted Ms. Elder initial equity grants of 150,000 restricted stock units and 150,000 stock options, at an exercise price of $7.66 per share. The restricted stock units and options will vest in equal annual installments over a four-year period. The letter agreement also provides that Ms. Elder will receive a severance payout equivalent to one year’s salary and bonus if she is terminated other than for cause or if she terminates her employment for good reason. If her employment is terminated for cause or she terminates for good reason in connection with a change in control of the Company, she will receive a severance payout equivalent to 18 month’s salary. Ms. Elder has also entered into an agreement not to compete with us for a period of one year after termination of her employment relationship with us.

Kevin T. Hart

Under his letter agreement, Mr. Hart is entitled to receive an annual base salary of $400,000 and an annual discretionary performance-related bonus of 50% of annual base salary. Mr. Hart also received a signing bonus of $100,000. In addition, pursuant to his letter agreement, we granted Mr. Hart an initial equity grant of 250,000 restricted stock units. Pursuant to his letter agreement, Mr. Hart was entitled to receive 50,000 restricted stock units and 100,000 stock options. The Compensation Committee approved grants for a total of 75,000 restricted stock units and 75,000 stock options in 2009. The restricted stock units will vest in equal annual installments over a three-year period. The letter also provides that Mr. Hart will receive a severance payout equivalent to one year’s salary, and forward vest of any outstanding stock grants that would vest within 12 months, if he is terminated involuntary within the first 18 months of employment. Mr. Hart has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

G.	Michael Sievert

Under his letter agreement, Mr. Sievert is entitled to receive an annual base salary of $450,000 and an annual discretionary performance-related bonus of $337,500. Mr. Sievert also received a signing bonus. In addition, we granted Mr. Sievert initial equity grants of 400,000 restricted stock units and 300,000 stock options, at an exercise price of $4.56 per share. The restricted stock units and options will vest in equal annual installments over a three-year period. The letter agreement also provides that Mr. Sievert will receive a severance payout equivalent to one year’s salary, and forward vest of any outstanding stock grants if he is terminated involuntarily within the first 18 months of employment, or if he terminates his employment for good reason. Mr. Sievert has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

In order to receive the severance benefits granted under the Executive Continuity Plan discussed above, the named executive officers will be required to execute Participation Agreements under which they would waive any severance rights or benefits contained in their employment agreements. A more detailed discussion of the severance benefits the named executive officers are entitled to receive pursuant to their employment agreements can be found in the subsection titled “Compensation of Executive Officers — Potential Payments on Termination or Change in Control” beginning on page 33 of this proxy statement.

Grants of Plan-Based Awards in 2009

The following table sets forth information regarding fiscal 2009 incentive bonus awards and equity awards granted to our named executive officers in 2009.

					All Other Stock Awards:
		Estimated Future Payouts
		Under Non-Equity Incentive Plan			Number of		Number of	Exercise or	Grant Date Fair
		Awards(1)			Shares of		Securities	Base Price	Value of Stock
					Stock or		Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Units		Options	Award	Option Awards
Name	Date	($)	($)	($)	(#) (2)		(#)	$/Share (3)	($) (4)
William T. Morrow	-	0	900,000	1,080,000	-		-	-	-

	3/10/2009	-	-	-	-		2,000,000	3.03	3,707,350

	3/10/2009	-	-	-	2,000,000		-	-	6,060,000

Erik E. Prusch	-	0	475,000	570,000	-		-	-	-

	8/31/2009	-	-	-	-		300,000	7.66	1,427,400

	8/31/2009	-	-	-	200,000		-	-	1,532,000

Benjamin G. Wolff	-	0	750,000	900,000	-		-	-	-

	3/10/2009	-	-	-	-		1,000,000	3.03	1,853,675

	3/10/2009	-	-	-	2,000,000		-	-	6,060,000

David J. Sach	2/2/2009	-	-	-	-		350,000	3.95	754,968

	2/2/2009	-	-	-	150,000				597,000

Perry S. Satterlee	3/10/2009	-	-	-	-		200,000	3.03	370,500

	3/10/2009	-	-	-	100,000		-	-	303,000

Teresa L. Elder	-	0	225,500	270,000	-		-	-	-

	8/31/2009	-	-	-	-		150,000	7.66	713,700

	8/31/2009	-	-	-	150,000		-	-	1,149,000

Kevin T. Hart	-	0	200,000	240,000	-		-	-	-

	9/8/2009	-	-	-	-		50,000	7.41	229,836

	12/2/2009	-	-	-	-		25,000	6.11	92,696

	6/1/2009	-	-	-	250,000	(5)	-	-	1,115,000

	9/8/2009	-	-	-	25,000	(5)	-	-	185,250

	12/2/2009	-	-	-	50,000	(5)	-	-	305,500

G. Michael Sievert	-	0	337,500	405,000	-		-	-	-

	5/20/2009	-	-	-	-		300,000	4.56	864,230

	5/20/2009	-	-	-	400,000		-	-	1,824,000

(1)	This portion of the table reflects the annual bonus targets for the 2009 fiscal year. The 2009 bonus was earned in 2009 and paid out in the first quarter of 2010. Subject to the Compensation Committee’s discretion to increase or decrease actual bonus payments, the threshold annual bonuses are equal to 0% of an executive officers target bonus and the maximum annual bonuses are equal to 120% of an executive officers target bonus. The annual bonuses actually earned for 2009 were approximately 106% of each executive officers target bonus. Certain named executive officers received a pro-rated bonus pursuant to their letter agreement.

(2)	Represents an award of restricted stock units.

(3)	Exercise price for option awards is the fair market value per share of Clearwire Class A Common Stock, defined as the closing price of such stock on the grant date.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718.

(5)	Granted to Mr. Hart pursuant to his employment agreement (see discussion of Mr. Hart’s agreement on page 30 of this proxy statement).

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock units by the named executive officers at December 31, 2009. This table includes outstanding option awards, as well as unvested restricted stock units.

	Option Awards							Stock Awards
										Market
								Number of		Value of
								Shares or		Shares or
								Units of		Units of
		Number of Securities Underlying Unexercised Options (#)						Stock That		Stock That
						Option	Option	Have not		have Not
	Grant	Exercisable		Unexercisable		Exercise	Expiration	Vested (2)		Vested (3)
Name	Date	(1)		(2)		Price	Date	(#)		($)
William T. Morrow	3/10/2009	-		2,000,000		$3.03	3/10/2019

	3/10/2009							2,000,000		13,520,000

Erik E. Prusch	8/31/2009	-		300,000		$7.66	8/31/2019

	8/31/2009							200,000		1,352,000

Benjamin G. Wolff (4)	4/1/2004	333,333		-		$3.00	4/1/2014

	12/15/2004	333,333		-		$6.00	12/15/2014

	1/26/2006	133,333		-		$15.00	1/26/2016

	8/30/2006	333,333		-		$18.00	8/30/2016

	9/15/2006	120,000		-		$18.00	9/15/2016

	3/1/2007	500,000		-		$25.00	3/1/2017

	9/14/2007	300,000		-		$23.30	9/14/2017

	2/15/2008	250,000		-		$17.11	2/15/2015

	9/19/2008	25,000	(2)	75,000		$11.03	9/19/2015

	3/10/2009	-		1,000,000		$3.03	3/10/2019

	3/10/2009							2,000,000		13,520,000

David J. Sach (5)	2/2/2009	-		350,000		$3.95	2/2/2016

	2/2/2009							150,000		1,014,000

Perry S. Satterlee	6/28/2004	333,333		-		$6.00	6/28/2014

	1/26/2006	133,333		-		$15.00	1/26/2016

	9/15/2006	70,000		-		$18.00	9/15/2016

	3/1/2007	166,666		-		$25.00	3/1/2017

	9/14/2007	100,000		-		$23.30	9/14/2017

	2/15/2008	100,000		-		$17.11	2/15/2015

Teresa L. Elder	8/31/2009	-		150,000		$7.66	8/31/2019

	8/31/2009							150,000		1,014,000

Kevin T. Hart	9/8/2009	-		50,000		$7.41	9/8/2019

	12/2/2009	-		25,000		$6.11	12/2/2019

	6/1/2009							250,000	(6)	1,690,000

	9/8/2009							25,000		169,000

	12/2/2009							50,000		338,000

G. Michael Sievert	5/20/2009	-		300,000	(6)	$4.56	5/20/2019

	5/20/2009							400,000	(6)	2,704,000

(1)	Except as noted otherwise, all options and awards were vested on November 28, 2008 upon the Closing.

(2)	Except as noted otherwise, all options or awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(3)	Amount is based on the closing price of Class A Common Stock of $6.76 on December 31, 2009, as reported by NASDAQ.

(4)	Mr. Wolff received acceleration vesting on February 26, 2010 of 50,000 options from his September 19, 2008 grant; 750,000 options from his March 10, 2009 grant; and 1,500,000 restricted stock units from his March 10, 2009 grant.

(5)	Mr. Sach’s Severance and Release Agreement allowed for the vesting on February 2, 2010 of 87,500 options and 37,500 restricted stock units from his February 2, 2009 grants.

(6)	These options or awards vest one-third annually, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

There have been no exercises of stock options, stock appreciation rights or similar instruments by our named executive officers during the last fiscal year. The following table provides information with respect to all restricted stock units that vested during 2009.

	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting (1)
William T. Morrow	-	-
Erik E. Prusch	-	-
Benjamin G. Wolff	300,000	$1,323,000
David J. Sach	-	-
Perry S. Satterlee	-	-
Teresa L. Elder	-	-
Kevin T. Hart	-	-
G. Michael Sievert	-	-

(1)	Value is based on the closing price of Class A Common Stock on the vesting date, as reported by NASDAQ

Compensation of Executive Officers — Potential Payments on Termination or Change in Control

Potential Payments on Termination Relating to a Change in Control

Payments Pursuant to Employment Agreements

Pursuant to his employment agreement, if Mr. Morrow is terminated by Clearwire without cause or he terminates his employment with Clearwire for good reason (1) within 24 months following a change in control of Clearwire, or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control, he would be entitled to receive a lump-sum cash severance payment equal to 300% of his targeted annual compensation. He would also be entitled to receive:

•	accelerated vesting on all unvested equity grants, with one year to exercise vested options

•	continuation of health care coverage, at no increased cost, for 24 months following termination, unless and until such time as he is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise

•	a “gross-up” for any golden parachute excise taxes under the Code (a “tax cap”).

Pursuant to his employment agreement, if Mr. Prusch is terminated by Clearwire without cause or he terminates his employment with Clearwire for good reason following a change of control, he would be entitled to receive a lump-sum cash severance payment equal to 150% of his targeted annual compensation. He’d also be entitled to receive continuation of health care coverage, at no increased cost for 18 months following termination, and a “gross-up” for any golden parachute excise taxes under the Code.

Pursuant to her employment agreement, if Ms. Elder is terminated by Clearwire without cause or she terminates her employment with Clearwire for good reason following a change of control, she would be entitled to receive a severance benefit equal to 150% of her targeted annual compensation.

Pursuant to his employment agreement, if during the first 18 months of his employment with Clearwire Mr. Hart is terminated involuntarily by Clearwire, he would be entitled to receive a severance payment equal to 100% of his annual base salary and accelerated vesting on all unvested equity grants due to vest within the next 12 months from his termination date.

Pursuant to his employment agreement, if during the first 18 months of his employment with Clearwire Mr. Sievert is terminated involuntarily by Clearwire or he terminates his employment with Clearwire for good reason, he would be entitled to receive a severance payment equal to 100% of his annual base salary and accelerated vesting on all unvested equity grants due to vest within the next 12 months from his termination date.

Messrs. Sach and Satterlee separated from the Company in 2009 and Mr. Wolff separated from the Company in 2010. They are no longer entitled to receive severance benefits.

Targeted annual compensation means the sum of the greater of the named executive officers’ annual base salary in effect immediately before the change in control date or on the date of the named executive officers’ termination, plus target annual commission, if any, and the greater of the named executives officers’ target annual bonus in effect immediately prior to the change in control date or on the date of the executives officers’ termination.

As of the date of filing of this Proxy, none of the named executive officers have yet opted to participate in the Executive Continuity Plan, which just went into effect on April 30, 2010. The table below outlines the cash severance payments the named executive officers would be entitled to receive pursuant to their employment agreements on a qualifying termination relating to a change of control.

						Value of
Name/	Annual	Target	Severance	Cash	Continued	Accelerated
Position	Salary	Bonus	Eligibility (1)	Severance	Health Care	Equity (2)
William T. Morrow	$900,000	$900,000	300% of Annual Salary and Target Bonus	$5,400,000	$24,134	$20,980,000
Erik E. Prusch	$475,000	$475,000	150% of Annual Salary and Target Bonus	$1,425,000	$18,100
Benjamin G. Wolff(3)	-	-	—	-	-	-
David J. Sach(4)	-	-		-	-	-
Perry S. Satterlee(5)	-	-	—	-	-	-
Teresa L. Elder	$375,000	$225,000	150% of Annual Salary and Target Bonus	$900,000	-	-
Kevin T. Hart	$400,000	$200,000	100% of Annual Salary	$400,000	-	$694,150
G. Michael Sievert	$450,000	$337,500	100% of Annual Salary	$450,000	-	$1,121,338

(1)	Termination generally includes involuntary termination without cause or voluntary termination due to a significant or adverse change in duties, relocation of more than 30 miles, a material reduction in total compensation, or a material breach by the Company of its obligations to the executive officer.

(2)	The value of restricted stock units was calculated using the closing price of Class A Common Stock of $6.76 on December 31, 2009, as reported by NASDAQ. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2009 exceeds the applicable exercise price.

(3)	Mr. Wolff resigned his position on February 23, 2010 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(4)	Mr. Sach left his position on August 30, 2009 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(5)	Mr. Satterlee resigned his position on May 29, 2009 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

Payments Pursuant to Executive Continuity Plan

Under the Executive Continuity Plan, the Chief Executive Officer, if he elects to participate in the Plan, would be entitled to receive cash severance payments equal to 200% of targeted annual compensation, and any other named executive officer who opts to participate in the Executive Continuity Plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensation, if terminated by Clearwire without cause or by the named executive for good reason (as such terms are defined in the Executive Continuity Plan) (1) within 24 months following a change in control of Clearwire or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control. These named executive officers would also be entitled to receive:

•	accelerated vesting on all unvested equity grants, with one year to exercise vested options

•	continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as the named executive officer is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise.

Assuming they opt to participate in the Executive Continuity Plan, the named executive officers would be entitled to receive cash severance payments as outlined in the table below on a qualifying termination relating to a change of control. The cash payments would be paid out in regular installments over a two year period for Mr. Morrow, and an 18 month period for the other named executive officers, which is equal to the term of the non-competition agreements to which such executive officers would be bound. Additionally, upon the exercise and sale by an executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan, fifty percent of the net cash proceeds will be held in a third-party escrow for the term of each officer’s non-competition and non-disparagement agreement and subject to compliance with such agreement.

							Value of
Name/	Annual	Target	Severance	Cash	Continued		Accelerated
Position	Salary	Bonus	Eligibility (1)	Severance	Health Care		Equity (2)
William T. Morrow	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$24,134		$20,980,000
Erik E. Prusch	$475,000	$475,000	150% of Annual Salary and Target Bonus	$1,425,000	$12,067		$1,352,000
Benjamin G. Wolff(3)	-	-	-	-	-		-
David J. Sach(4)	-	-	-	-	-		-
Perry S. Satterlee(5)	-	-	-	-	-		-
Teresa L. Elder	$375,000	$225,000	150% of Annual Salary and Target Bonus	$900,000	-	(6)	$1,014,000
Kevin T. Hart	$400,000	$200,000	150% of Annual Salary and Target Bonus	$900,000	$12,067		$2,213,250
G. Michael Sievert	$450,000	$337,500	150% of Annual Salary and Target Bonus	$1,181,250	$12,067		$3,364,000

(1)	Termination includes involuntary termination without cause or voluntary termination due to a significant or adverse change in duties, relocation of more than 30 miles, a material reduction in total compensation or a material breach by the Company of its obligations to the executive officer.

(2)	The value of restricted stock units was calculated using the closing price of Class A Common Stock of $6.76 on December 31, 2009, as reported by NASDAQ. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2009 exceeds the applicable exercise price.

(3)	Mr. Wolff resigned his position on February 23, 2010 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(4)	Mr. Sach left his position on August 30, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(5)	Mr. Satterlee resigned his position on May 29, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(6)	Ms. Elder is not eligible for health insurance benefits as per her employment agreement with Clearwire.

We are not obligated to make any cash payment to these named executive officers if their employment is terminated by us for cause or by the executive officer without good reason. Cause and good reason have the correlative meanings set forth in the Executive Continuity Plan, or for those named executive officers who have not opted into the Executive Continuity Plan, such executive officers employment agreement with Clearwire or, in the absence of any such agreement or in the absence of any similar definitions in such agreement, the cause and good reason definitions in the Executive Continuity Plan will apply.

Potential Payments on a Change in Control without Termination

None of the named executive officers would receive any payments, accelerated vesting of equity grants, or other benefits solely upon a change in control of the Company.

Potential Payments on Termination Not Relating to a Change in Control

Payments Pursuant to Employment Agreements

Pursuant to his employment agreement, if Mr. Morrow is terminated involuntarily for a reason other than cause, or if he terminates his employment for good reason, he will be paid a lump sum severance benefit of 200% of his annual base salary and target annual bonus. He will also receive 24-months continuation of healthcare coverage and one year accelerated vesting on his stock compensation awards.

Pursuant to his employment agreement, if Mr. Prusch is terminated involuntarily for a reason other than cause, or if he terminates his employment for good reason, he will be paid a lump sum severance benefit of 100% of his annual base salary and target annual bonus. He will also receive 12 months continuation of healthcare coverage.

Pursuant to her employment agreement if Ms. Elder is terminated involuntarily for a reason other than cause, or if she terminates her employment for good reason, she will be paid a severance benefit of 100% of her annual base salary and target annual bonus.

Pursuant to his employment agreement, if during the first 18 months of his employment with Clearwire Mr. Hart is terminated involuntarily by Clearwire, he would be entitled to receive a severance payment equal to 100% of his annual base salary and accelerated vesting on all unvested equity grants due to vest within the next 12 months from his termination date.

Pursuant to his employment agreement, if during the first 18 months of his employment with Clearwire Mr. Sievert is terminated involuntarily by Clearwire, he would be entitled to receive a severance payment equal to 100% of his annual base salary and accelerated vesting on all unvested equity grants due to vest within the next 12 months from his termination date.

As of the date of filing of this Proxy, none of the named executive officers have yet opted to participate in the Executive Continuity Plan, which just went into effect on April 30, 2010. The table below outlines the cash severance payments the named executive officers would be entitled to receive pursuant to their employment agreements, if the termination event that occurred was not in connection with a change of control.

			Payments Upon
			Termination
			Not Related		Continued	Value of
Name/	Annual	Target	to Change in	Cash	Health	Accelerated
Position	Salary	Bonus	Control (1)	Severance	Care	Equity (2)
William T. Morrow	$900,000	$900,000	200% of Annual Salary and Target Bonus	$3,600,000	$24,134	$5,245,000
Erik E. Prusch	$475,000	$475,000	100% of Annual Salary and Target Bonus	$950,000	$12,067	-
Benjamin G. Wolff(3)	-	-	-	-	-	-
David J. Sach(4)	-	-	-	-	-	-
Perry S. Satterlee(5)	-	-	-	-	-	-
Teresa L. Elder	$375,000	$225,000	100% of Annual Salary and Target Bonus	$600,000	-	-
Kevin T. Hart	$400,000	$200,000	100% of Annual Salary	$400,000	-	$694,150
G. Michael Sievert	$450,000	$337,500	100% of Annual Salary	$450,000	-	$1,121,338

(1)	Termination generally includes involuntary termination without cause or voluntary termination due to a significant or adverse change in duties, relocation of more than 30 miles, a material reduction in total compensation or a material breach by the Company of its obligations to the executive officer.

(2)	The value of restricted stock units was calculated using the closing price of Class A Common Stock of $6.76 on December 31, 2009, as reported by NASDAQ. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2009 exceeds the applicable exercise price.

(3)	Mr. Wolff resigned his position on February 23, 2010 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(4)	Mr. Sach left his position on August 30, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(5)	Mr. Satterlee resigned his position on May 29, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

Payments Pursuant to Executive Continuity Plan

Under the Executive Continuity Plan, the Chief Executive Officer, if he elects to participate in the Plan, would be entitled to receive cash severance payments equal to 150% of targeted annual compensation, and any other named executive officer who opts to participate in the Executive Continuity Plan would be entitled to receive cash severance payments equal to 100% of targeted annual compensation, if terminated by the Company for a reason other than cause. These named executive officers would also be entitled to receive:

•	one year accelerated vesting on all unvested equity grants,

•	continuation of health care coverage, at no increased cost, for 24 months for Mr. Morrow, and for 12 months for the other named executive officers, following termination, unless and until such time as the named executive officer is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise.

Assuming they opt to participate in the Executive Continuity Plan, if the employment of our named executive officers were to be terminated without cause or for good reason and not in connection with a change of control, the officers would have been entitled to payments in the amounts set forth opposite their names in the table below. The cash payments would be paid out in regular installments, over an 18 month period for Mr. Morrow, and a one year period for the other named executive officers, which is equal to the term of the non-competition agreements to which the executive officers would be bound. Additionally, upon the exercise and sale by an executive officer of equity vested pursuant to acceleration under the Executive Continuity Plan, fifty percent of the cash proceeds will be held in a third-party escrow for the term of each officer’s non-competition and non-disparagement agreement and subject to compliance with such agreement.

			Payments Upon
			Termination
			Not Related to			Value of
Name/	Annual	Target	Change in	Cash	Continued	Accelerated
Position	Salary	Bonus	Control (1)	Severance	Health Care	Equity (2)
William T. Morrow	$900,000	$900,000	150% of Annual Salary and Target Bonus	$2,700,000	$24,134	$5,245,000
Erik E. Prusch	$475,000	$475,000	100% of Annual Salary and Target Bonus	$950,000	$12,067	$338,000-
Benjamin G. Wolff(3)	-	-	-	-	-	-
David J. Sach(4)	-	-	-	-	-	-
Perry S. Satterlee(5)	-	-	-	-	-	-
Teresa L. Elder	$375,000	$225,000	100% of Annual Salary and Target Bonus	$600,000	- (6)	$253,500-
Kevin T. Hart	$400,000	$200,000	100% of Annual Salary and Target Bonus	$600,000	$12,067	$694,150
G. Michael Sievert	$450,000	$337,500	100% of Annual Salary and Target Bonus	$787,500	$12,067	$1,121,338

(1)	Termination includes involuntary termination without cause .

(2)	The value of restricted stock units was calculated using the closing price of Class A Common Stock of $6.76 on December 31, 2009, as reported by NASDAQ. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2009 exceeds the applicable exercise price.

(3)	Mr. Wolff resigned his position on February 23, 2010 and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(4)	Mr. Sach left his position on August 30, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(5)	Mr. Satterlee resigned his position on May 29, 2009, and is no longer entitled to receive a severance benefit under the terms of any of the Company’s severance plans.

(6)	Ms. Elder is not eligible for health insurance as per her employment agreement with Clearwire.

Clearwire is not obligated to make any cash payment to these executive officers if their employment is terminated by Clearwire for cause or by the named executive officer. In addition, Clearwire does not provide any medical continuation or death or disability benefits for any of its executive officers that are not also available to its employees.

EQUITY COMPENSATION PLAN

In connection with the closing of the November 2008 transactions with Sprint Nextel Corporation and certain strategic investors, we assumed the Old Clearwire 2008 Stock Compensation Plan, the Old Clearwire 2007 Stock Compensation Plan, and the 2003 Stock Option Plan of Old Clearwire.

The table below presents information as of December 31, 2009 for our equity compensation plans, which were previously approved by Old Clearwire’s stockholders. We do not have any equity compensation plans that have not been approved by stockholders.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	To Be Issued Upon		Under Equity
	Exercise of		Compensation Plans
	Outstanding Options	Weighted Average	(Excluding Securities
	and Vesting of Restricted	Exercise Price	Reflected in the
Plan Category	Stock Units	of Options (1)	First Column)

Equity compensation plans approved by stockholders	33,390,925(2)	$11.09	62,229,805

(1)	As there is no exercise price for restricted stock units; this price represents the weighted average exercise price of stock options only.

(2)	Our equity compensation plans authorize the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Of these shares, 11,853,194 are to be issued upon the exercise of outstanding options and 21,537,731 are to be issued pursuant to the vesting of outstanding restricted stock units.

Risk Considerations in Our Compensation Policies and Practices

We have reviewed our compensation policies and practices for all employees and have determined that the associated risks are not reasonably likely to have a material adverse effect on the Company. We continually benchmark our compensation and benefits packages at all levels of the organization. Base salary, bonus targets, sales incentives and long-term incentives (equity awards) are generally targeted to market median for each position. For non-sales positions, annual incentive programs are based upon attainment of the same Company performance targets as our executives. Sales incentive programs are based upon attainment against sales quotas and other sales-related measures. Long-term incentive awards are generally subject to a four-year vesting period. We feel this combination of base salary, bonus plans tied to critical, performance-based measurements and long-term incentives with four-year vesting periods is balanced and serves to motivate our employees to accomplish our Company objectives while avoiding unreasonable risk taking.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. Currie, Hesse, McAndrews and McCaw. No current member of the Compensation Committee was at any time during fiscal 2009 an officer or an employee of Clearwire. Mr. McCaw previously served as Old Clearwire’s Co-Chief Executive Officer until January 2007.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The material in this report is not “soliciting material,” and is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

Brian P. McAndrews, Chair
Peter L.S. Currie
Daniel R. Hesse
Craig O. McCaw

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Pursuant to the charter of the Audit Committee, the Audit Committee reviews and approves or ratifies or refers to a special committee all significant related party transactions and potential conflict of interest situations. A related person is any executive officer, nominee for director, or more than 5% stockholder of Clearwire, including any of their immediate family members, and any entity owned or controlled by such persons. Under the Equityholders’ Agreement, a simple majority of the disinterested directors on our board are also required to approve any related party transactions. Each of the related party transactions listed below that were submitted to our Board of Directors or the board of directors of Old Clearwire were approved by a disinterested majority of such board of directors after full disclosure of the interest of the related party in the transaction.

Clearwire has a number of strategic and commercial relationships with third parties that have had, or are expected to have, a significant impact on Clearwire’s business, operations and financial results. These relationships are with Sprint, Intel, Comcast, Eagle River, Google, and Time Warner Cable, all of which are related parties, due to their stock ownership of more than 5% of our Class A Common Stock or Class B Common Stock.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire

The Investment Agreement

General

On November 9, 2009, the Company and Clearwire Communications LLC, which we refer to as Clearwire Communications, entered into an investment agreement, which we refer to as the Investment Agreement, with Sprint, Intel, Comcast, Time Warner Cable, Eagle River and Bright House Networks, who collectively we refer to as the Participating Equityholders. The Investment Agreement set forth the terms of the transactions pursuant to which the Participating Equityholders invested in the Company and Clearwire Communications an aggregate of approximately $1.564 billion in cash, which investment we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in the 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc., which we refer to as the Notes, in replacement of equal amounts of indebtedness under our senior term loan facility, which investment we refer to as the Rollover Transactions, as further discussed below. We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. We received approximately $1.057 billion of the proceeds from the first closing of the Private Placement on November 13, 2009. We refer to this closing as the First Investment Closing. We received approximately $440 million of the proceeds from the second closing of the Private Placement on December 21, 2009. We refer to this closing as the Second Investment Closing. We received the approximately $66 million in remaining proceeds on March 2, 2010. We refer to this closing as the Third Investment Closing.

The Private Placement

In the Private Placement, the Participating Equityholders invested in Clearwire Communications a total of approximately $1.564 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint contributed approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for 160,436,562 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Comcast contributed approximately $196 million, in the aggregate, to Clearwire Communications in exchange for 26,739,427 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Time Warner Cable contributed approximately $103 million, in the aggregate, to Clearwire Communications in exchange for 14,051,841 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Bright House Networks contributed approximately $19 million, in the aggregate, to Clearwire Communications in exchange for 2,592,087 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests;

•	Intel contributed approximately $50 million, in the aggregate, to Clearwire Communications in exchange for 6,821,282 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests; and

•	Eagle River contributed approximately $20 million, in the aggregate, to Clearwire Communications in exchange for 2,728,512 Common Interests and the same number of Clearwire Communications Voting Interests.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders contributed to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over-Allotment Fee, in installments at each of the Second Investment Closing and Third Investment Closing, equal to the following amounts in the aggregate:

Over
Investor	Allotment Fee

Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House Networks	$315,325

At the Second Investment and Third Investment Closings, Clearwire Communications delivered the applicable Over-Allotment Fee to Sprint, half in cash and half in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash. Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests in payment of an Over-Allotment Fee, each of the Participating Equityholders contributed to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Rollover Transactions

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, which offering was consummated on December 9, 2009. Pursuant to the terms of the Investment Agreement, each of Sprint and Comcast, each of which we refer to as a Rollover Investor, purchased in the offering Notes with an aggregate issue price equal to the aggregate principal amount, together with accrued and unpaid interest and fees and any other amounts, owing to such Rollover Investor under our senior term loan facility, which we refer to as the Rollover Amount.

On November 24, 2009, the Rollover Transactions were consummated, with Clearwire Communications issuing to Sprint and Comcast an aggregate principal amount of Notes equal to approximately $184.1 million and $68.4 million, respectively, in full satisfaction of our obligations under our senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, we paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

Commercial Agreements

At Closing, Clearwire Communications, a subsidiary of Clearwire, entered into the following commercial agreements with Sprint and the Investors, which relate to the bundling and reselling of Clearwire’s WiMAX services and Sprint’s third generation wireless communications, which we refer to as 3G, services, the embedding of WiMAX chips into various devices, and the development of Internet services and protocols, among other things:

Intellectual Property Agreement. At Closing, Clearwire Communications entered into an intellectual property agreement with Sprint, which we refer to as the Intellectual Property Agreement, pursuant to which Sprint assigned and caused its controlled affiliates to assign to Clearwire, and all persons in which Clearwire is the owner, directly or indirectly, of at least 50% of the person’s voting stock, all of Sprint’s right, title and interest in certain WiMAX patent applications, certain trademarks, and certain other software and other proprietary information related to its WiMAX business. In addition, Sprint granted and caused its controlled affiliates to grant to Clearwire, and all persons in which Clearwire is the owner of at least 50% of the person’s voting stock, non-exclusive licenses to exercise any rights with respect to certain proprietary software and certain WiMAX-related proprietary information owned by Sprint or its controlled affiliates prior to the effective date of the Intellectual Property Agreement and not otherwise assigned to Clearwire or any persons in which Clearwire is the owner of at least 50% of the person’s voting stock.

Under the Intellectual Property Agreement, Sprint and Clearwire Communications agree to cooperate in connection with:

•	the preparation, filing, prosecution, maintenance and defense of each other’s patents;

•	any suit for infringement of each other’s patents brought by Clearwire, Sprint or their controlled affiliates against a third party; and

•	executing any applicable documents requested by one another to perfect ownership and register patent assignments with any patent office.

Further, Clearwire and Sprint agree to not assert their respective patent rights against each other for a period of ten years from date of the agreement (or 15 years with respect to patents related to Voice over Internet Protocol owned by Sprint and its subsidiaries) or for so long as Sprint has an ownership interest in Clearwire Communications, whichever is longer. Subject to certain exceptions, all intellectual property assigned or licensed would be assigned or licensed, as applicable, “as is,” without any representations, warranties or indemnifications. Sprint and Clearwire may potentially cooperate in defending third-party infringement suits by asserting patents for the benefit of the other.

3G MVNO Agreement. At the Closing, Clearwire Communications exercised an option to become a party to a non-exclusive MVNO Support Agreement entered into on May 7, 2008, among Sprint Spectrum L.P. d/b/a Sprint, Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, which we refer to as the 3G MVNO Agreement. We refer to mobile virtual network operators as MVNOs Under the 3G MVNO Agreement, Sprint agrees to sell its code division multiple access, which we refer to as CDMA, mobile voice and data communications service, which we refer to as the PCS Service, for the purpose of resale by the other parties to each of their respective end user customers. Certain related entities, affiliates and purchases of divested cable operations are also authorized in certain circumstances to purchase under the 3G MVNO Agreement for resale to their respective end users. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and, subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. The 3G MVNO Agreement specifically excludes access to Sprint’s Integrated Digital Enhanced Network, which we refer to as iDEN, and services operating on a 2.5 GHz spectrum or any unlicensed spectrum, except as provided in the 3G MVNO Agreement with respect to certain converged products and services. Sprint has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice is provided.

Subject to certain exceptions, each of Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Clearwire Communications and any other parties permitted to become a party to the 3G MVNO Agreement that elect the option to do so, which we refer to as the 3G MVNOs, may market and sell the PCS Service provided that it does so as part of a defined bundle of products and services (each 3G MVNO has its own unique bundling terms). Also, subject to certain exceptions, the 3G MVNOs are restricted from reselling the PCS Service to other resellers. Subject to certain exceptions, the 3G MVNOs generally may not target market their respective end users activated on the Sprint network to switch to a competing wireless network or mass migrate their respective end users activated on the Sprint network to another competing wireless network.

With certain exceptions, the pricing of the PCS Service is primarily volume or usage based pricing with provisions to ensure long-term price competitiveness. Each 3G MVNO receives price protections designed to keep the Sprint offering market competitive with offerings to other similar resellers, taking into account a number of factors. Each 3G MVNO also receives protections from Sprint entering agreements with more favorable terms. With certain exceptions, each 3G MVNO has the right to opt into any agreement related to the wireless broadband services between Sprint and any other 3G MVNO on substantially identical terms.

While each party is responsible for procuring its own devices, Sprint is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. Each 3G MVNO is responsible for the relationship with the end user customer, including pricing, care and billing. Each 3G MVNO has the right to “tag along” with Sprint to successor networks to which Sprint migrates its comparable CDMA base, and, in certain circumstances, Sprint has a “drag along” right to force these parties to transition to such a successor network.

Each of Google and Intel and their respective controlled affiliates have the option to become a party to the 3G MVNO Agreement under the same general terms as the initial 3G MVNOs. In addition, each party to the 3G MVNO Agreement has customary indemnification obligations.

The 3G MVNO Agreement has an initial term that ends on December 31, 2018 with, subject to certain scale conditions, the 3G MVNOs’ unilateral option to renew for up to two additional successive five-year periods by notice to Sprint. Following expiration of the second five-year renewal, the 3G MVNO Agreement automatically renews for successive three-year renewal periods unless Sprint or another party to the 3G MVNO Agreement provides notice of its intent not to renew at least 90 days prior to the end of the term then in effect. Sprint is permitted to terminate the 3G MVNO Agreement with respect to any 3G MVNO on such other 3G MVNOs:

•	failure to pay undisputed amounts;

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	entry into a business combination transaction pursuant to which such 3G MVNO becomes an affiliate of or acquires a business that competes with Sprint (based on criteria specified in the 3G MVNO Agreement).

Each 3G MVNO is permitted to terminate the agreement on:

•	Sprint’s material breach;

•	Sprint’s dissolution, bankruptcy or written admission of inability to pay debts;

•	material degradation of Sprint’s network;

•	Sprint’s entry into a business combination transaction pursuant to which Sprint becomes an affiliate of or acquires a business that competes with any 3G MVNO (based on criteria specified in the 3G MVNO Agreement); or

•	beyond a certain defined threshold, sale of licenses if Sprint does not enter into a service assumption agreement or loss of licenses in markets.

After the termination of the 3G MVNO Agreement, Sprint has varying obligations to provide post- termination transition assistance pursuant to varying phase out periods, based on the circumstances giving rise to the termination.

4G MVNO Agreement. At Closing, Clearwire Communications entered into a 4G MVNO Agreement with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement, pursuant to which it sells its wireless broadband services to the other parties to the 4G MVNO Agreement, for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement are generally comprised of those services provided by Clearwire Communications to its retail customers, or standard network services, and certain other wireless broadband services, or non-standard network services requested by Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC and any other parties permitted to become a party to the 4G MVNO Agreement that exercise the option to do so, which we refer to as the 4G MVNOs. Under the 4G MVNO Agreement, Clearwire Communications agree to, among other things, use commercially reasonable efforts to provide support services to each of the 4G MVNOs and to develop by certain prescribed dates certain wireless service and network elements.

Subject to certain exceptions, each 4G MVNO may market and sell the wireless broadband service provided that it does so as part of a defined bundle (each 4G MVNO has a unique bundle requirement). Also, subject to certain exceptions, the 4G MVNOs will be restricted from reselling the wireless broadband service to other resellers.

During the first seven years, Clearwire Communications has the exclusive right to develop and contract with original equipment manufacturers, which we refer to as OEMs, regarding embedded devices, including devices capable of functioning on a mobile WiMAX network, and will exclusively work with OEMs to embed client managers. For a period of time and subject to certain exceptions, the 4G MVNOs generally may not target market their respective end users activated on the Clearwire Communications network to switch to a competing wireless network or mass migrate their respective end users activated on the Clearwire Communications network to another competing wireless network.

With certain exceptions, each 4G MVNO has the right to opt into any agreement related to the wireless broadband services between Clearwire Communications and any other 4G MVNO. Similar opt-in rights and bundling service protections are available with respect to any 4G agency agreement entered into between Clearwire Communications and any 4G MVNO. In certain circumstances, any purchaser of the divested cable television system of a multiple system operator that becomes a party to the 4G MVNO Agreement or Sprint wireless operations is authorized to purchase services under the 4G MVNO Agreement.

With certain exceptions, the pricing of the wireless broadband service is primarily a discount from Clearwire Communication’s retail price for similar services and pricing determinations will differ between standard and non-standard service offerings. Each 4G MVNO receives price protections in the form of certain terms and conditions that are designed to keep the Clearwire Communications offering market competitive with offerings to other similar resellers. Subject to certain qualifications, each 4G MVNO is entitled to more favorable economic and non-economic terms for the wireless broadband services provided by Clearwire Communications or certain of its affiliates to any other reseller.

While each party is responsible for procuring its own devices, Clearwire Communications is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. In addition, the 4G MVNO Agreement includes certain protections from any party’s exclusive arrangements with device manufacturers. Clearwire Communications has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice was provided. Each 4G MVNO is responsible for the relationship with the end user customer, pricing, care and billing with respect to the wireless broadband service. The 4G MVNO Agreement provides for broad operational support capabilities that will be provided by Clearwire Communications.

Google and Intel and their respective controlled affiliates have the option to become a party to the 4G MVNO Agreement under the same general terms as the 4G MVNOs. The 4G MVNO Agreement has a five-year initial term with perpetual automatic five-year renewals, unless any 4G MVNO elects solely as to itself to provide notice of its intent not to renew at least 180 days prior to the end of the term then in effect. The 4G MVNO Agreement further provides that Clearwire Communications cannot enter into any other agreement that contains exclusivity provisions that are binding on any 4G MVNO or its customers or otherwise limit any 4G MVNO’s ability to provide services to such 4G MVNO customers. Clearwire Communications has customary indemnification obligations under the 4G MVNO Agreement. Clearwire Communications is permitted to terminate the 4G MVNO Agreement with respect to any 4G MVNO on such other 4G MVNOs:

•	failure to pay undisputed amounts;

•	material breach; or

•	dissolution, bankruptcy or written admission of inability to pay debts.

If Intel becomes a party to the 4G MVNO Agreement, Clearwire Communications is also permitted to terminate the 4G MVNO Agreement with respect to Intel if Clearwire Communications has the right to terminate the market development agreement entered into with Intel, which we refer to as the Intel Market Development Agreement, as a result of an event of default under the Intel Market Development Agreement. Each 4G MVNO is permitted to terminate the 4G MVNO on Clearwire Communications’s:

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	change in control (unless Sprint or any of its controlled affiliates is the surviving entity).

4G Authorized Sales Representative Agreement. At Closing, Clearwire Communications entered into an authorized sales representative agreement, which we refer to as the 4G ASR Agreement, pursuant to which Sprint may act as a non-exclusive sales representative on behalf of Clearwire Communications, to solicit subscribers to purchase Clearwire Communications services. These subscribers will enter into service agreements with Clearwire Communications and will be customers of Clearwire Communications with respect to the services provided by Clearwire Communications.

The 4G ASR Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 4G ASR Agreement.

3G National Retailer Agreement. At Closing, Sprint Solutions, Inc. and other Sprint affiliated entities, which we refer to collectively as the Sprint Entities, entered into a national retailer agreement, which we refer to as the 3G Retailer Agreement, pursuant to which Clearwire Communications may act as a non-exclusive sales representative on behalf of the Sprint Entities to solicit subscribers to purchase services from the Sprint Entities. These subscribers will enter into subscription agreements with Sprint Solutions, Inc. or another Sprint affiliate, and will be customers of such Sprint entity with respect to the services provided by Sprint. The 3G Retailer Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 3G Retailer Agreement.

Intel Market Development Agreement. At Closing, Clearwire Communications entered into the Intel Market Development Agreement, pursuant to which Clearwire Communications promotes the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on the Clearwire network. The Intel Market Development Agreement lasts for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one-year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one-year renewal periods until either party terminates the agreement. In addition, at any time during the initial seven-year term, Intel may elect to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement. Any election with respect to the 4G MVNO Agreement must be on the same terms and conditions as those offered to the other 4G MVNOs, and includes an obligation on Intel to bundle additional services with WiMAX access service. If Intel elects to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement, and if such election is made in the first three years of the Intel Market Development Agreement, the Intel Market Development Agreement will terminate three years from the date of the agreement. If such election is made more than three years after the date of the Intel Market Development Agreement but before the end of the seventh year of the Intel Market Development Agreement, then the Intel Market Development Agreement will terminate at the time such election becomes effective.

Under the Intel Market Development Agreement, Clearwire Communications pays to Intel a portion of the access revenues received from some retail customers using certain Intel-based notebook computers, or other mutually agreed on devices on the Clearwire network, for a defined period of time, which we do not believe will have a significant impact on our profitability. Subject to certain qualifications, Clearwire Communications also pays to Intel a one-time fixed payment for each new qualifying Intel-based device activated on Clearwire Communications’s network during the initial term. Intel has committed, subject to certain conditions and limitations, to help ensure, during a specified period, the commercial availability of notebook computers and mobile Internet devices that operate on the Clearwire network. In addition, Intel provides engineering and validation with respect to the use of certain notebook computers on the Clearwire network, including supporting interoperability testing. Subject to a number of conditions, Intel has committed to spend, or cause others to spend, specified amounts on marketing within the first seven-year period, and Clearwire Communications will spend, or cause others to spend, set amounts on marketing within a specified time frame. Intel has agreed to develop a co-branding construct to promote the Clearwire network and is also obligated to conduct direct marketing and indirect marketing programs and activities. Clearwire Communications has committed to achieving a minimum POPs coverage during the initial term.

Under the Intel Market Development Agreement, for a period of three years, Clearwire Communications is not permitted to commercially deploy any wireless broadband or data technology, except for WiMAX and complementary services (including Wi-Fi, for example). Clearwire

Communications is relieved of this restriction if WiMAX service does not meet the minimum performance requirements. The Intel Market Development Agreement provides that Intel and Clearwire Communications must become involved with Open Patent Alliance, LLC, an entity formed to protect and promote the global implementation of WiMAX and to create patent pools for licensing of patent claims essential to WiMAX technology, and make certain capital contributions when due to Open Patent Alliance, LLC. The Intel Market Development Agreement is terminable by either party without penalty on default of the other party. Subject to certain conditions, either party is permitted to transfer the agreement on the occurrence of a change in control.

Google Products and Services Agreement. At Closing, Clearwire Communications entered into a products and services agreement with Google, which we refer to as the Google Products and Services Agreement, pursuant to which Clearwire Communications and Google will collaborate on a variety of products and services. Google will provide advertising services to Clearwire Communications for use with certain websites and devices, and Clearwire Communications will utilize these Google advertising services on an exclusive basis for its retail customers. Google will pay Clearwire Communications a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, Clearwire Communications will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement has a term of three years.

Google Spectrum Agreement. At Closing, Clearwire Communications entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which Clearwire Communications will make available to Google certain of its excess 2.5 GHz spectrum in various markets, if Clearwire Communications determines there is any, for experimental usage by Google and for development of alternative applications by third parties operating under the direction and approval of Clearwire and Google. The third-party use of Clearwire’s spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with Clearwire’s use of the spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology, if any, must be shared by Google and Clearwire. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement is terminable by either party on default of the other party.

Master Site Agreement. At Closing, Clearwire Communications entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and Clearwire Communications established the contractual framework and procedures for the leasing of tower and antenna co-location sites to each other. Leases for specific sites will be negotiated by Sprint and Clearwire Communications on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from execution. The term of each lease for each specific site is five years, but the lessee has the right to extend the term for up to an additional 20 years. The lessee is responsible for payment of a monthly fee per site to the other party. The lessee is also responsible for the utility costs and for certain additional fees.

Master Agreement for Network Services. At Closing, Clearwire Communications entered into a master agreement for network services with the Sprint Entities, which we refer to as the Master Agreement for Network Services, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase network services from the Sprint Entities. Clearwire Communications may order various services from the Sprint Entities, including IP network transport services, data center collocation, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. Clearwire Communications is not obligated to purchase these services from the Sprint Entities. The Sprint Entities must provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing will be specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but Clearwire Communications has the right to extend the term for an additional five years.

IT Master Services Agreement. At Closing, Clearwire Communications entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase information technology, which we refer to as IT, application services from the Sprint Entities. Clearwire Communications may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by Clearwire Communications will be identified in Statements of Work to be completed by the Sprint Entities and Clearwire Communications. The Sprint Entities must provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but Clearwire Communications has the right to extend the term for an additional five years.

Equityholders’ Agreement

At the Closing, Clearwire, Sprint, Eagle River and the Investors, including certain of their respective affiliates, entered into the Equityholders’ Agreement, which sets forth certain rights and obligations of Sprint, Eagle River, the Investors and their permitted transferees and designees under the Equityholders’ Agreement, which we refer to collectively as the Equityholders, and each individually as an Equityholder, with respect to the governance of Clearwire, transfer restrictions on Clearwire Common Stock, rights of first refusal and pre-emptive rights, among other things. As the holders of approximately 87.2% of the total voting power of Clearwire, Sprint, Eagle River and the Investors together effectively have control of Clearwire.

Corporate Governance

The Equityholders’ Agreement provides that our Board of Directors will consist of 13 directors, of which, initially:

•	seven directors will be nominated by Sprint (one of whom must qualify (for so long as there are not more than two independent designees) as an independent director and for service on our Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee);

•	one director will be nominated by Eagle River;

•	one director will be nominated by Intel;

•	two directors will be nominated by the Strategic Investors as a group;

•	one independent director (who must qualify for service on the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee) will be nominated by Intel and the Strategic Investors as a group (this position has not yet been filled); and

•	one independent director (who must qualify for service as chairman of the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve as chairman of the Audit Committee) will be nominated by the Nominating and Governance Committee.

The number of nominees that an Equityholder has the right to nominate is subject to adjustment if the number of shares of Common Stock held by such Equityholder is reduced below a certain level, generally 50% of the number of shares it held at the Closing, as adjusted pursuant to the Transaction Agreement. In addition, subject to certain exceptions, if Sprint transfers 25% of the number of shares of Common Stock or equity interests of Clearwire Communications received by it in the Transactions to any other Equityholder, the number of nominees that each of Sprint and such transferee Equityholder is entitled to nominate will be adjusted to be a number equal to the percentage of its respective voting power of Clearwire multiplied by thirteen; and if Sprint undergoes certain change of control transactions, Sprint will only be entitled to nominate a number of directors equal to the lesser of (1) the percentage of its voting power of Clearwire multiplied by thirteen and (2) six. Furthermore, (1) each of Eagle River and Intel has the right to designate a board observer for so long as Eagle River and Intel, respectively, has the right to nominate a person for service as a director of Clearwire and (2) each of Bright House Networks and the Strategic Investors, as a group, has the right to designate a board observer for so long as each of Bright House Networks and the Strategic Investors, as a group, respectively, owns at least 50% of the number of shares of Common Stock received by them in the Transactions.

The Equityholders’ Agreement provides, among other things, that:

The Audit Committee will initially consist of three or more independent directors, including Sprint’s designated director that qualifies as an independent director and the independent director designated by Intel and the Strategic Investors. The Audit Committee will perform the duties usually reserved for an audit committee, including reviewing and recommending to the full board of directors any transaction involving Clearwire or any of its controlled affiliates on the one hand, and any Equityholder, any affiliate of any Equityholder or any director, officer, employee or associate of Clearwire, an Equityholder or any affiliate of any Equityholder on the other hand, which we refer to as a Related Party Transaction, and the approval of a majority of the Audit Committee will be required to approve any matter before it.

Subject to certain limitations and qualifications, the Nominating and Governance Committee will consist of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. The Nominating and Governance Committee will perform the functions usually reserved for a nominating committee, and the approval of four of the five members of the Nominating and Governance Committee will be required to nominate any director the Nominating and Governance Committee is responsible for nominating.

Subject to certain limitations and qualifications, our Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and the independent director designated by Intel and the Strategic Investors. The Compensation Committee will, among other things, determine compensation for the chief executive officer of Clearwire and Clearwire Communications and all executive officers of Clearwire and Clearwire Communications who report directly to the chief executive officer, and the approval of two-thirds of the Compensation Committee will be required to approve such compensation and no other approval of the board of directors will be required with respect to such matters.

The Transactions Committee will consist of all directors other than those directors designated by Sprint who are employees or directors of Sprint or any its affiliates, or who would not be independent directors of Sprint if they were to sit on the board of directors of Sprint or any of its affiliates. Other than the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Transactions Committee and a possible executive committee, we will establish no other committees other than special committees that may be created from time to time. If the board of directors delegates any authority to a special committee or to an executive committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Any such designation by Sprint, Intel, Eagle River or the Strategic Investors must be initially made within a reasonable period of time following receipt of written notification of the formation of such committee.

Under the Equityholders’ Agreement, we are required to deliver to Sprint, Eagle River, Intel and each Strategic Investor certain quarterly and annual financial statements as well as certain budget variance analyses, subject to certain minimum Clearwire stock ownership requirements on the part of each Equityholder.

The Equityholders’ Agreement provides that certain actions will require the prior approval of at least ten of our 13 directors, except that if there are ten or fewer directors on the Board of Directors at any time, these actions will require the unanimous approval of the Board of Directors. These actions include:

•	the appointment or removal of the chief executive officer of Clearwire and Clearwire Communications or of any officer that reports directly to the chief executive officer (except that if Sprint’s ownership in Clearwire falls below 50% of its ownership at the Closing, as adjusted pursuant to the Transaction Agreement, and Sprint no longer nominates a majority of the Board of Directors, the removal of those officers (other than the chief executive officer) will no longer require such approval);

•	the acquisition or disposition of, or the entry into a joint venture involving the contribution by Clearwire or any of its subsidiaries of, assets with a book value in excess of 20% of the consolidated book value of the assets of Clearwire and its subsidiaries, subject to certain exceptions;

•	any change of control of Clearwire or any of its subsidiaries;

•	any action not in accordance with the business purpose of Clearwire; and

•	the funding of (1) the expansion of the business purpose of Clearwire, (2) activities outside of the United States, other than the maintenance of Clearwire’s current operations and assets located outside of the United States, or (3) the acquisition of spectrum outside of the United States.

The Equityholders’ Agreement further provides that the following actions will require the prior approval of a majority of the disinterested directors of Clearwire:

•	any Related Party Transaction; and

•	any transfer of shares by the holder of the largest voting interest in Clearwire as between Sprint, the Strategic Investors (treated as a single holder) and Intel (as long as such holder holds at least 26% of the aggregate voting power of Clearwire), which we refer to as the Principal Equityholder, that constitutes a change of control of Clearwire or any of its material subsidiaries.

Under the Equityholders’ Agreement, the approval of each of Sprint, Intel and the representative of the Strategic Investors so long as Sprint, Intel or the Strategic Investors, as a group, own at least 5% of the outstanding voting power of Clearwire, will be required to:

•	amend the Clearwire Charter, the Clearwire Bylaws or the amended and restated operating agreement of Clearwire Communications, which we refer to as the Operating Agreement;

•	change the size of Clearwire’s board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financing transaction in the ordinary course of business;

•	take any action that would cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications.

The Equityholders’ Agreement also provides that amending the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or changing the size of the Board of Directors will also require the approval of Eagle River if Eagle River then owns at least 50% of the shares of Common Stock held by it immediately before the Closing and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications in any material respect as compared to the impact of such action on Sprint, Intel and the Strategic Investors as stockholders of Clearwire and members of Clearwire Communications.

The Equityholders’ Agreement also provides that any amendment to the Operating Agreement will require the prior approval of a majority of the directors who have been nominated as independent directors by the Nominating Committee and those directors who are independent directors nominated by one or more Equityholders other than those independent directors who are current or former directors, officers or employees of the nominating Equityholder. For as long as any of Sprint, Intel, or the Strategic Investors as a group, owns at least 50% of the number of shares of Clearwire stock received by it in the Transactions and holds securities representing at least 5% of the outstanding voting power of Clearwire, the written consent of such party will be required before Clearwire enters into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The approval of securities representing at least 75% of the outstanding voting power of Clearwire will be required to approve (1) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications, (2) any issuance of capital stock of Clearwire or Clearwire Communications that constitutes a change of control of Clearwire or Clearwire Communications, respectively or (3) any sale or disposition of all or substantially all the assets of Clearwire or Clearwire Communications.

Restrictions on Transfer

Under the Equityholders’ Agreement, subject to certain conditions, Equityholders may transfer their shares of Class B Common Stock, along with the corresponding Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, to any then-existing holder of Class B Common Stock, to certain affiliates of such holder, or to persons who are not then-existing holders of Class B Common Stock. If an Equityholder or any transferee of an Equityholder transfers any Class B Common Stock or Clearwire Communications Class B Common Interests without also transferring to the same party an identical number of Clearwire Communications Class B Common Interests or Class B Common Stock, respectively, then the Class B Common Stock corresponding to those transferred shares or interests, as applicable, will be redeemed by Clearwire for par value.

Further, an Equityholder or its transferee may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests only on notice to Clearwire, in accordance with the

Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective Class B Common Stock and Clearwire Communications Class B Common Interests if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint received in the Transactions. An Equityholder that is a Securities Holding Company (as defined in the Equityholders’ Agreement) may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Additionally, the Principal Equityholder is prohibited from transferring any Clearwire equity securities to certain specified competitors of the Strategic Investors, Intel or Sprint under certain circumstances.

Right of First Offer

If an Equityholder desires to transfer any of its Clearwire equity securities to a person other than an Equityholder or permitted transferee of such Equityholder, it is required to first offer to sell such equity securities to the other Equityholders on the same terms and conditions as it had proposed to make such transfer, subject to certain limitations. If the other Equityholders accept the offer, collectively, for all but not less than all of the subject equity securities, the Equityholders will consummate the purchase. If the offer to the other Equityholders is over-subscribed, the subject equity securities will be allocated among the accepting Equityholders pro rata based on their then-current ownership of Clearwire capital stock. If the offer to other Equityholders is not fully subscribed, the offer will be deemed to have been rejected and the selling Equityholder may proceed with the proposed sale, subject to certain limitations. Certain transfers, however, will not be subject to this right of first offer, including open market transfers by Eagle River, transfers by Intel of the Class A Common Stock received by it pursuant to the Merger, transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and that are approved by the board of directors of Clearwire and the stockholders of Clearwire in accordance with applicable law and the terms of the Equityholders’ Agreement and certain “spin-off” transactions by the Equityholders.

Tag-Along Rights

If the Principal Equityholder elects to sell all or any portion of its Clearwire equity securities, which we refer to as the Sale Shares, in a transaction after which the transferee would hold voting power of Clearwire greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other Equityholder, subject to certain conditions, has the option to sell a pro rata portion of its shares, instead of the Sale Shares, and the number of Sale Shares to be sold by the Principal Equityholder will be reduced accordingly by the applicable number of equity securities to be included in the sale by the other Equityholders.

Preemptive Rights

If Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Standstill Agreement

The Equityholders’ Agreement provides that Sprint, Intel and the Strategic Investors will not be able to purchase any common stock of Clearwire for at least five years after the Closing, subject to certain exceptions, which exceptions include the acquisition by an Equityholder of 100% of the outstanding common stock of Clearwire where such acquisition has been approved by a majority of both the board of directors and stockholders of Clearwire. Eagle River is not subject to this restriction.

Sprint Debt Agreements

Sprint owns approximately 56% of the voting power of Clearwire. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Covenants in Sprint’s debt instruments may purport to restrict Clearwire’s financial and operating flexibility and, if Clearwire’s actions result in a violation of those covenants, Sprint’s lenders may declare due and payable all outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not Clearwire would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation, however, under the Equityholders’ Agreement, Sprint agrees that if Clearwire or any of its subsidiaries proposes to incur any indebtedness or take any other action that could violate the terms of Sprint’s debt agreements, Sprint will deliver a Compliance Certificate and a legal opinion from a nationally recognized law firm, certifying that the proposed indebtedness or other action will not violate Sprint’s debt agreements. If Sprint notifies Clearwire that it is unable to deliver a Compliance Certificate and the accompanying legal opinion and the Transactions Committee of Clearwire determines that Clearwire should proceed with the proposed indebtedness or other action, Sprint is obligated to take whatever action is necessary (including surrendering Class B Common Stock or governance rights with respect to Clearwire and its subsidiaries), to enable Sprint to deliver a Compliance Certificate and the accompanying legal opinion, and Sprint will deliver a Compliance Certificate and the accompanying legal opinion at the closing of the proposed indebtedness or other action. With respect to certain of Sprint’s outstanding credit agreements, Sprint agrees to use its Reasonable Best Efforts (as defined in the Equityholders’ Agreement) to cause any amendment thereto or refinancing thereof not to contain restrictions on the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions, and in no event to enter into any agreement in connection with any such amendment or refinancing that is more restrictive with respect to Clearwire than a certain specified prior agreement. Going forward, Sprint agrees that neither it nor any of its affiliates will enter into any agreement that restricts the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions.

Registration Rights Agreements

The Warrants Registration Rights Agreement

Old Clearwire granted registration rights to the holders of the warrants exercisable for 16,551,886 shares of Old Clearwire’s Class A Common Stock issued in conjunction with Old Clearwire’s senior secured notes due 2010 under a registration rights agreement dated August 5, 2005, which we refer to as the Warrants Registration Rights Agreement, of which Old Clearwire has redeemed 520,667 shares. The Warrants Registration Rights Agreement is intended to satisfy the obligations owed to the holders of these warrants. Under the Warrants Registration Rights Agreement, we may suspend the availability of any shelf registration statement and the use of any prospectus without incurring any obligation to pay to each affected warrant holder default payments pursuant to the Warrants Registration Rights Agreement, for a period not to exceed: (i) 30 consecutive days at any one time, (ii) 45 days in any three month period or (iii) 90 days in the aggregate during any twelve-month period, in each case only for valid business reasons, to be determined in good faith by the Company in its reasonable judgment including transactions such as the Closing. The default payment due to each affected warrant holder if we fail to meet our obligations under the Warrants Registration Rights Agreement is an amount in cash equal to 2% of the purchase price of such holder’s warrants. If we fail to make such payments in a timely manner, the payments will bear interest at a rate of 1% per month until paid in full. The Warrants Registration Rights Agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan.

The above registration rights agreement allows us to continue to grant registration rights to other investors, which under certain circumstances may be superior to the rights already granted. Each of our existing registration rights agreements provides that we are responsible for paying the costs and expenses of registration other than underwriter discounts, commissions and transfer taxes. Parties to each of these agreements may transfer their registration rights under certain circumstances, including to family members and other affiliates, in connection with a bona fide pledge for a secured loan, and in private transfers to accredited investors.

Tthe above registration rights agreement provides that, in connection with an underwritten public offering, and subject to certain limitations, the underwriters may reduce the number of shares that may be included by registration rights holders.

The Transactions Registration Rights Agreement

At the Closing, Clearwire entered into a registration rights agreement with Sprint, Eagle River and the Investors, which we refer to as the Transactions Registration Rights Agreement, with respect to their shares of Common Stock.

Under the Transactions Registration Rights Agreement, each of the Strategic Investors, Sprint, Eagle River and Intel is entitled to a specified number of demands, varying from one to eight, that Clearwire prepare and file with the SEC a registration statement relating to the sale of the Class A Common Stock and any common stock of Clearwire issued in respect of Class A Common Stock or other securities of Clearwire issued with respect to such common stock, which we refer to collectively as the Registrable Securities, including in an underwritten offering, provided that such Registrable Securities have an aggregate price to the public of not less than $50 million. In addition, if Clearwire becomes eligible to use Form S-3, each of the Strategic Investors, Sprint, Eagle River and Intel may also demand that Clearwire prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an aggregate price to the public of not less than $10 million. After Clearwire becomes eligible to use Form S-3, Clearwire is required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, Clearwire is required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Clearwire must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, Clearwire is required to keep the registration statement effective, subject to certain exceptions, for at least 270 days from the effective time of such registration statement or such shorter period in which all Registrable Securities have been sold.

With respect to a shelf registration, Clearwire must (a) prepare and file a shelf registration statement with the SEC as promptly as practicable, but no later than 60 days, after Clearwire becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. Clearwire will be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an offering, which we refer to as a Takedown, under the shelf registration statement. On that demand, Clearwire will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an aggregate price to the public of not less than $10 million. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an underwritten offering under the shelf registration statement.

Clearwire is permitted to postpone the filing of a registration statement, or in the case of a shelf registration, suspend such shelf registration, for up to 90 days in any 12-month period, if Clearwire’s board of directors determines in good faith that the registration and offering (a) would materially and adversely affect or materially interfere with any pending material financing or transaction under consideration by Clearwire or (b) would require disclosure of any information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Clearwire.

In addition, with respect to underwritten offerings of securities, each of the Strategic Investors, Sprint, Eagle River and Intel agrees that, for a period of 90 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Transactions Registration Rights Agreement also provides each of the Strategic Investors, Sprint, Eagle River and Intel with piggyback registration rights such that if Clearwire proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, Clearwire will be required to give prompt written notice of such proposed filing to each of the Strategic Investors, Sprint, Eagle River and Intel and register such number of securities as each of the Strategic Investors, Sprint, Eagle River and Intel may request in writing within 20 days of receiving such notice.

In connection with any underwritten offering, if the managing underwriter determines in its good faith that market factors require a reduction in the number of shares that may be offered, the shares that Clearwire is registering for its own account will have first priority to be included in such registration, shares of each of the Strategic Investors, Sprint, Eagle River and Intel will have second priority, and shares held by other holders will have third priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Clearwire of its obligation to provide a demand registration in accordance with the Transactions Registration Rights Agreement.

In addition, Clearwire will bear all registration expenses specified in the Transactions Registration Rights Agreement as well as all other expenses incurred by it in connection with the performance of its obligations under the Transactions Registration Rights Agreement. Each of the Strategic Investors, Sprint, Eagle River and Intel will bear all transfer taxes and brokerage and underwriters’ discounts and commissions relating to any registration or sale of their respective shares.

On December 21, 2009 Clearwire filed a shelf registration statement on Form S-3 covering the Registrable Securities.

The Transactions Registration Rights Agreement requires Clearwire to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Transactions Registration Rights Agreement. Furthermore, each holder whose Registrable Securities are included in a registration statement agrees to indemnify Clearwire and each other holder of Registrable Securities to the extent that any losses result from information furnished in writing by that holder expressly for use in the registration statement.

Operating Agreement

General

Clearwire Communications is governed by the Operating Agreement, which provides that the business and operations of Clearwire Communications will be managed by Clearwire, as managing member, and sets forth, among other things, certain transfer restrictions on membership interests in Clearwire Communications, rights of first refusal and preemptive rights.

Allocations and Distributions

Under the Operating Agreement, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members for capital account purposes and for tax purposes in a manner that results in the capital account balance of each member, immediately after making the allocation, being as nearly as possible equal to the amount of the distributions that would be made to the member if Clearwire Communications sold all of its assets for cash and distributed its net assets in liquidation. Under the Operating Agreement, liquidating distributions made by Clearwire Communications generally will be made on a pro rata basis to the holders of Class A non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class A Common Interests, and Clearwire Communications Class B Common Interests, which we refer to together with as Clearwire Communications Common Interests. Accordingly, it is expected that, subject to the discussion of Section 704(c) immediately below, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member.

Clearwire (through the merger of the former Clearwire Corporation with and into an indirect subsidiary of Clearwire, with Old Clearwire surviving as a direct, wholly-owned subsidiary of Clearwire Communications) and Sprint transferred to Clearwire Communications assets, which we refer to as built-in gain assets, whose fair market value is greater than the current basis of those assets for tax purposes. Section 704(c) of the Code and the Treasury regulations thereunder require taxpayers that contribute built-in-gain property to a partnership to take into account the difference between the value of the contributed property for capital account purposes (initially equal to the fair market value of the contributed property on contribution) and the tax basis of the property through allocations of income, gain, loss and deduction of the partnership, using one of the permissible methods described in the Treasury regulations under Section 704(c). Under the Operating Agreement, all of the built-in gain assets contributed by Clearwire and 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “remedial” method. Under that method, the non-contributing members will be allocated “phantom” tax amortization deductions in the amount necessary to cause their tax amortization deductions to be equal to their amortization with respect to the built-in gain assets for capital account purposes, and the contributing member (Clearwire, in the case of Old Clearwire assets) will be allocated a matching item of “phantom” ordinary income. Under the Operating Agreement, the remaining 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “traditional” method. Under that method, the tax amortization deductions allocated to the non-contributing members with respect to a built-in gain asset are limited to the actual tax amortization arising from that asset. The effect of the traditional method is that some of the burden of the built-in gain on a built-in gain asset is shifted to the non-contributing members, in the form of reduced tax amortization deductions.

If Clearwire Communications sells a built-in gain asset in a taxable transaction, then the tax gain on the sale of the asset generally will be allocated first to the contributing member (Clearwire or Sprint) in an amount up to the remaining (unamortized) portion of the built-in gain that was previously credited to Clearwire or Sprint (as the case may be) for capital account purposes.

In general, under the Operating Agreement, Clearwire Communications may make distributions to its members, including Clearwire, from time to time at the discretion of Clearwire, in its capacity as managing member of Clearwire Communications. Such distributions generally will be made to the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member at the record date for the distribution. Clearwire Communications generally may not make any distributions, other than tax distributions, to its members unless a corresponding distribution or dividend is paid by Clearwire to its stockholders contemporaneously with the distributions made to the members of Clearwire Communications.

If Clearwire would be liable for tax on the income and gains of Clearwire Communications allocated to it under the Operating Agreement, then three business days prior to each date on which Clearwire is required to make a deposit or payment of taxes, Clearwire Communications will be required to make distributions to its members, generally on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member, in amounts so that the aggregate portion distributed to Clearwire in each instance will be the amount necessary to pay all taxes then reasonably determined by Clearwire to be payable with respect to its distributive share of the taxable income of Clearwire Communications (including any items of income, gain, loss or deduction allocated to Clearwire under the principles of Section 704(c) of the Code), after taking into account all net operating loss deductions and other tax benefits reasonably expected to be available to Clearwire.

Exchange of Interests

The Operating Agreement provides that holders of Clearwire Communications Class B Common Interests (other than Clearwire and its subsidiaries) have the right to exchange one Clearwire Communications Class B Common Interest and one share of Class B Common Stock for one share of Class A Common Stock, subject to adjustment of the exchange rate as provided in the Operating Agreement. In addition, under the Operating Agreement, Sprint or an Investor may effect an exchange of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock by transferring to Clearwire a holding company that owns the Clearwire Communications Class B Common Interests and Class B Common Stock in a transaction which the Operating Agreement refers to as a holding company exchange.

At any time that a share of Class B Common Stock is exchanged for a share of Class A Common Stock, one Clearwire Communications Class B Common Interest will be cancelled without any further consideration, and one Clearwire Communications Class A Common Interest and one voting equity interest in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, will be issued to Clearwire. In general, at any time that shares of Class A Common Stock are redeemed, repurchased, acquired, cancelled or terminated by Clearwire, the managing member will cause the same number of Clearwire Communications Class A Common Interests and the same number of Clearwire Communications Voting Interests held by Clearwire to be redeemed, repurchased, acquired, cancelled or terminated by Clearwire Communications for the same consideration, if any, as the consideration paid by Clearwire for the Class A Common Stock, with the intention that the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Class A Common Stock outstanding.

At any time that Clearwire issues any equity securities (other than compensatory options issued pursuant to an incentive plan or equity securities issued to fund other business activities of Clearwire that have been approved by Clearwire’s board of directors), the following will occur: (1) Clearwire will contribute to the capital of Clearwire Communications an amount of cash equal to the issue price of the Class A Common Stock or other equity securities and (2) Clearwire Communications will issue Clearwire Communications Common Interests or other securities as follows: (a) in the case of an issuance of a number of shares of Class A Common Stock, Clearwire Communications will issue an equal number of Clearwire Communications Class A Common Interests to Clearwire and an equal number of Clearwire Communications Voting Interests registered in the name of Clearwire; and (b) in the case of an issuance of any securities not covered under (a) above, Clearwire Communications will issue to Clearwire an equal number of Clearwire Communications Common Interests or other securities (including Clearwire Communications Voting Interests, if applicable) with rights, terms and conditions that are substantially the same as those of the Clearwire equity securities issued.

Restrictions on Transfer

Subject to certain conditions, members may transfer their interests in Clearwire Communications (either with or without the corresponding shares of Class B Common Stock) to then-existing holders of interests in Clearwire Communications or to certain affiliates of the member. However, the Operating Agreement provides that each member of Clearwire Communications will not permit its interests in Clearwire Communications to be held (whether by initial holders or transferees) by more than a specified number of holders, and will not transfer (whether directly or indirectly) any interest in Clearwire Communications, or take any other action, that would result in Clearwire Communications having more than 100 partners for United States federal income tax purposes.

Further, a member or its transferee may transfer its interests in Clearwire Communications only on notice to Clearwire Communications, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire Communications. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective interests in Clearwire Communications if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement. A member that is a Securities Holding Company (as defined in the Operating Agreement) may transfer its interests in Clearwire Communications through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Preemptive Rights

If Clearwire Communications proposes to issue any new equity securities, other than in certain issuances, each member of Clearwire Communications, including Eagle River but excluding Clearwire, has the right to purchase its pro rata share of such equity securities, based on the number of equity securities held by such holder before such issuance. Eagle River’s pro rata share will be determined based on the number of equity securities that correspond to the number of shares of Common Stock that Eagle River would have been entitled to purchase as its pro rata share under the Equityholders’ Agreement had the issued equity securities been Common Stock issued by Clearwire.

Rights of First Offer

If a member desires to transfer any of its Clearwire Communications Common Interests to a person other than a member or permitted transferee of such member, it must first offer to sell such Clearwire Communications Common Interests to the other members (and to Eagle River) on the same terms and conditions as it had proposed to make such transfer. The subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their ownership of Clearwire Communications Common Interests. If the other members accept the offer, collectively, for all but not less than all of the subject Clearwire Communications Common Interests, the members will consummate such purchase. If the offer to the other members is over-subscribed, the subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their then ownership of Clearwire Communications Common Interests. If the offer to the other members is not fully subscribed, the offer shall be deemed to have been rejected and the selling member may proceed with the proposed sale, subject to certain limitations. If Eagle River exercises its right of first offer and acquires Clearwire Communications Common Interests, then, if not previously admitted as a member, it will be admitted as a member of Clearwire Communications by the managing member. Certain transfers are not subject to this right of first offer, however, including transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and certain “spin-off” transactions.

Tag-Along Rights

If the Principal Member (as defined in the Operating Agreement) elects to sell all or any portion of its Clearwire Communications Common Interests, which we refer to as the Sale Interests, in a transaction after which the transferee would hold voting power of Clearwire Communications greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other member (excluding Clearwire, but including Eagle River if Eagle River has become a member) will have the option to sell a pro rata portion of its Clearwire Communications Common Interests, instead of the Sale Interests, and the number of Sale Interests to be sold by the Principal Member will be reduced by the applicable number of Clearwire Communications Common Interests to be included in the sale by the other members.

Other Tax Matters

The Operating Agreement provides that Clearwire Communications will be treated as a partnership for federal and all applicable state and local income tax purposes unless Clearwire causes Clearwire Communications to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement.

Unless there is a “bona fide non-tax business need” (as defined in the Operating Agreement) for doing so, Clearwire Communications and its subsidiaries are precluded from entering into a taxable disposition of former Clearwire assets or former Sprint assets that are intangible property and that would cause the recognition of built-in gain in excess of $10 million to be allocated to Clearwire or Sprint under Section 704(c) of the Code during any period of 36 months. Certain notification procedures must be complied with prior to Clearwire Communications entering into such a disposition.

If Clearwire Communications or any of its subsidiaries enters into a transaction that results in the recognition of any portion of the built-in gain with respect to a former Sprint asset, subject to certain exceptions, Clearwire Communications is required, upon request by Sprint, to make a tax loan to Sprint on specified terms. The principal amount of any tax loan to Sprint will be the amount by which the built-in gain recognized by Sprint on the sale of former Sprint assets exceeds any tax losses allocated by Clearwire Communications to Sprint in the taxable year in which the sale of such built-in gain assets occurs, multiplied by specified tax rates. Interest on any tax loan will be payable by Sprint semiannually at a specified floating rate.

Amendment

The Operating Agreement may be amended by the written consent of the managing member, members (other than the managing member) collectively holding a percentage interest of at least 66 2/3% in Clearwire Communications, the independent designees nominated to Clearwire’s board of directors, and each of Sprint, Intel, and the Strategic Investors as a group, for so long as Sprint, Intel or the Strategic Investors as a group, respectively, has a percentage interest of at least 5% in Clearwire.

Subscription Agreement

Under the Subscription Agreement, on February 27, 2009, CW Investments Holdings LLC, which we refer to as CW Investments, purchased, for an aggregate amount of $10.0 million, 588,235 shares of Class A Common Stock at $17.00 per-share.

Under the Subscription Agreement, for so long as any member of CW Investments is a director of Clearwire, Clearwire must provide such director with a copy of any arrangement or agreement entered into with or on behalf of any other Founding Stockholder (as such term is defined in the Clearwire Charter), board member, board observer, or officer of Clearwire containing a waiver, supplement to or modification of any of the provisions regarding the allocation of corporate opportunities, competing with the business of Clearwire and its subsidiaries or any other matters covered by Article 11 of the

Clearwire Charter. Such director, at his option, will be entitled to receive the benefit of any provisions in any such arrangement or agreement that are more favorable, as a whole, to persons party thereto than those set forth in the Clearwire Charter or other existing arrangements to which such director may be subject. While CW Investments does not have a right under the Subscription Agreement to appoint a director to the board of directors of Clearwire, a member of CW Investments, John W. Stanton, has been appointed to Clearwire’s board of directors by a party to the Equityholders’ Agreement. Further, CW Investments will receive certain tag-along rights under the Equityholders’ Agreement and piggyback registration rights under the Transactions Registration Rights Agreement. See the section titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement — Tag-Along Rights” on page 50 of this proxy statement.

Davis Wright Tremaine LLP

The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, our former Co-Chairman, is married to a partner at Davis Wright Tremaine. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from us. For the year ended December 31, 2009, we paid approximately $4.1 million to Davis Wright Tremaine for legal services.

Time Warner Cable

The wife of Mr. Salemme, our Executive Vice President, Strategy, Policy and External Affairs is a Group Vice President at Time Warner Cable. She was not directly involved in any of our transactions with Time Warner Cable.

Indemnification Agreements

We have entered into indemnification agreements that require us to indemnify each of Messrs. Richard Emerson, Stuart Sloan, Wolff, Salemme, Nicolas Kauser, David Perlmutter, Michael Sabia, Peter Currie and Michelangelo Volpi, some of whom are former directors and officers of Old Clearwire, to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Old Clearwire also entered into an indemnification agreement, dated November 13, 2003, with an affiliate of Eagle River, which we refer to as the FFW Indemnification Agreement. Eagle River retains some of our directors and officers, including Mr. McCaw as chairman and chief executive officer, Mr. Wolff as president, and Mr. Salemme as principal. Pursuant to the FFW Indemnification Agreement, we agreed to indemnify, defend and hold harmless FFW and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates, each, an Indemnitee, to the fullest extent permitted by law for any claims made against an Indemnitee by reason of the fact that the Indemnitee is, was or may be deemed a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of any Indemnitee in connection with any claims which are subject to the agreement.

On December 4, 2008, we entered into Indemnification Agreements with each of our directors and executive officers then in office. We also entered into Indemnification Agreements with each director and executive officer joining after that date. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the Indemnification Agreement.

In addition, we have also agreed to indemnify our officers and directors pursuant to the terms of the Clearwire Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us as described above. The Clearwire Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

We also have and intend to maintain director and officer liability insurance, subject to the terms of the Equityholders’ Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche as the Company’s independent registered public accountant for the fiscal year 2010, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accountant, the Board considers the selection of the independent registered public accountant to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of Common Stock represented at the annual meeting is required to approve the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accountant for the current fiscal year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Annual Meeting

Representatives of Deloitte & Touche, independent registered public accountant for the Company for fiscal 2009 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER BUSINESS

Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will bear the cost of solicitations and the fees charged by Broadridge Financial Solutions, Inc.

Deadline and Procedures for Submitting Proposals for the 2011 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2011 annual meeting must be received no later than December 28, 2010. In addition the Company’s by-laws provide for the timing and content of notice that stockholders must provide to the Company’s secretary at 4400 Carillon Point, Kirkland, Washington 98033, for business to be properly brought before the annual meeting by a stockholder. Pursuant to these provisions, notice must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that if the date of the meeting has been changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the earlier of the 7th day following the date on which the notice of the meeting was mailed or a public announcement of the meeting first was made by the Company.

Other Matters

The Board of Directors is submitting these matters to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors

Broady R. Hodder

Secretary

Dated: April 30, 2010

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•    From Seattle via SR-520:

     •    Take SR-520 (Evergreen Bridge) heading East.

     •    Take the Lake Washington Blvd NE / Kirkland exit.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).
Make the first left after the Starbucks (on the left-hand side) into the underground parking garage. Follow the signs which direct you to the right and continue right to park. After parking, follow signage in the garage to the double doors which lead to the Woodmark Hotel Marina Room. Please bring your parking ticket as we will validate parking for 1 1/2 hours. Valet parking is also available in the Carillon Point Plaza roundabout for $5.

•    From Bellevue:

     •    Take Bellevue Way heading North.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

•    From Sea-Tac Airport:

     •    Follow signs to I-405 North/Renton.

     •    Continue North approximately 18 miles.

     •    Take Exit #17, the NE 70th Place exit.

     •    Take a left at the first light and a left at the next light, NE 70th.

     •    Continue SW 1.5 miles to the intersection of Lake Washington Blvd and the entrance to Carillon Point.

     •    Enter Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Craig O. McCaw 02 Jose A. Collazo 03 Keith O. Cowan 04 Peter L.S. Currie 05 Steven L. Elfman
06	Dennis S. Hersch 07 Daniel R. Hesse 08 Frank Ianna 09 Brian P. McAndrews 10 William T. Morrow
11	Theodore H. Schell 12 Arvind Sodhani 13 John W. Stanton

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	Proposal to ratify the appointment of Deloitte & Touche LLP as Clearwire Corporation’s independent registered public accountants for the fiscal year 2010.	☐	☐	☐

NOTE: This proxy will also be voted by the appointed proxy or proxies on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CLEARWIRE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of Shareholders June 15, 2010 8:00 AM PDT
The stockholder(s) hereby appoint(s) William T. Morrow, Erik E. Prusch, or Broady R. Hodder, and each of them singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of the Stockholder(s) of Clearwire Corporation to be held at 08:00 AM, PDT on June 15, 2010, at the Woodmark Hotel Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, and any adjournment or postponement thereof.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side